UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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EMC Insurance Group Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 3, 2009
Dear Stockholder:
     I am pleased to extend to you my personal invitation to attend the 2009 Annual Meeting of Stockholders of EMC Insurance Group Inc. on May 19, 2009, at 1:30 p.m., at the offices of Employers Mutual Casualty Company, 700 Walnut Street, Des Moines, Iowa 50309.
     The accompanying Notice of Annual Meeting and Proxy Statement contains a description of the formal business to be acted upon by the stockholders. At the meeting, I intend to discuss the Company’s 2008 performance and its plans for 2009. Certain members of the Company’s Board of Directors and Officers of the Company, as well as representatives of Ernst & Young LLP, the Company’s independent registered public accounting firm, will be available to answer questions you may have.
     While I am looking forward to seeing you at the meeting, it is very important that those of you who cannot personally attend assure that your shares are represented. I therefore urge you to sign and date the enclosed form of proxy and return it promptly in the accompanying envelope. If you attend the meeting, you may, if you wish, withdraw any proxy previously given and vote your shares in person.

Sincerely,

Bruce G. Kelley
President and CEO

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
VOTING SECURITIES
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
DIRECTOR COMPENSATION TABLE
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING AND STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
PROXY CARD

EMC INSURANCE GROUP INC.
NOTICE OF
2009 ANNUAL MEETING OF STOCKHOLDERS
MAY 19, 2009
TO THE STOCKHOLDERS OF EMC INSURANCE GROUP INC.:
     Notice is hereby given that the Annual Meeting of Stockholders of EMC Insurance Group Inc., an Iowa corporation, will be held on Tuesday, May 19, 2009 at 1:30 p.m. local time, at the offices of Employers Mutual Casualty Company, 700 Walnut Street, Des Moines, Iowa, for the following purposes:
1.	To elect a Board of Directors;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.
     Each share of the Company’s Common Stock will be entitled to one vote upon all matters described above. Stockholders of record at the close of business on March 24, 2009 will be entitled to notice of and to vote at the meeting. The stock transfer books of the Company will not be closed.
     April 3, 2009

BY ORDER OF THE BOARD OF DIRECTORS RICHARD W. HOFFMANN, Secretary

PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR YOUR CONVENIENCE.

EMC INSURANCE GROUP INC.
717 Mulberry Street
Des Moines, Iowa 50309
PROXY STATEMENT
2009 Annual Meeting of Stockholders
May 19, 2009
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 19, 2009:
This Proxy Statement is available at www.EMCIns.com/ir/annual_reports.htm.
GENERAL INFORMATION
     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of EMC Insurance Group Inc. (the “Company”) of proxies from the holders of the Company’s $1.00 par value common stock (the “Common Stock”) for use at the 2009 Annual Meeting of Stockholders to be held on May 19, 2009, and at any adjournment thereof (the “Annual Meeting”).
     The Company’s 2008 Annual Report to Stockholders was sent to the Company’s stockholders on or about March 27, 2009. This Proxy Statement, along with the accompanying form of proxy, was sent to the Company’s stockholders on or about April 3, 2009.
     The accompanying proxy may be revoked by the person giving it at any time before it is voted; such revocation may be accomplished by a letter, or by a properly signed proxy bearing a later date, filed with the Secretary of the Company prior to the Annual Meeting. If the person giving the proxy is present at the meeting and wishes to vote in person, he or she may withdraw his or her proxy at that time.
     The Company has borne all costs of solicitation of proxies. In addition to solicitation by mail, there may be incidental personal solicitations made by directors and officers of the Company, its parent, Employers Mutual Casualty Company (“Employers Mutual”), and their subsidiaries, the costs of which, including payments to nominees who at the request of the Company mail such material to their customers, will be borne by the Company.
VOTING SECURITIES
     All stockholders of record of the Common Stock at the close of business on March 24, 2009 are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on March 24, 2009, there were 13,234,967 shares of Common Stock outstanding, each entitled to one vote per share on all matters to be voted upon at the Annual Meeting. The Company’s stockholders do not have cumulative voting rights. Shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting will be tabulated for determination of whether or not a quorum is present. A quorum will be present if a majority of the outstanding shares entitled to vote is represented at the Annual Meeting. If a quorum exists, directors will be elected by a majority of the votes cast by the shares entitled to vote in the election, and action on other matters, including ratification of the appointment of the Company’s independent registered public accounting firm, will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Votes withheld for any director, abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted as votes cast with respect to any matter submitted to the stockholders for a vote and will not affect the outcome of any matter.

ELECTION OF DIRECTORS
Nominees
     At the Annual Meeting, the stockholders will elect a board of seven directors to serve for one-year terms extending until the 2010 Annual Meeting and until their respective successors are duly elected and qualified. Proxies in the accompanying form which are received in response to this solicitation will, unless contrary instructions are given therein, be voted in favor of the seven nominees for director listed in the table below. The Board of Directors does not anticipate that any of the nominees will be unable to stand for election as a director at the Annual Meeting. Should that occur, however, proxies will be voted in favor of such other person who is recommended by the Nominating Committee and designated by the Board of Directors.
     The table below contains certain information with respect to the Board of Directors’ nominees for election as directors.

Name	Age	Director Since	Position with the Company
Margaret A. Ball	71	2004	Director
George C. Carpenter III	81	1981	Chairman of the Board
Stephen A. Crane	63	–	Director Nominee
Robert L. Howe	66	2007	Director
Bruce G. Kelley	55	1991	President, Chief Executive Officer and Director
Raymond A. Michel	83	1981	Director
Gretchen H. Tegeler	53	2007	Director
     Margaret A. Ball was Senior Vice President of Underwriting of the Company and of Employers Mutual from 1997 until her retirement on January 1, 2001. She was a Vice President of Employers Mutual from 1983 until 1997. Ms. Ball was employed by Employers Mutual from 1971 to 2001.
     George C. Carpenter III is Chairman of the Board of the Company and was Executive Director and Chief Executive Officer of Iowa Public Television from November 1985 until his retirement in 1993. Prior to that, he served as Vice President of Palmer Communications and as Vice President and General Manager of WHO Broadcasting Company, a division of Palmer Communications. He was employed by WHO Broadcasting Company for 20 years.
     Stephen A. Crane is an independent corporate governance consultant who has had over 30 years of experience in the property and casualty insurance business. Mr. Crane was Chief Executive Officer of AlphaStar Insurance Group Limited from 1999 to 2004. Prior to that, he served as Chief Executive Officer of Gryphon Holdings Inc. and G.L. Hodson & Son. Prior to those positions, Mr. Crane was Chief Financial Officer of Corroon & Black Corporation and Orion Capital Corporation. Mr. Crane is also a member of the Board of Directors of First Security Benefit Life Insurance and Annuity Company of New York, WNC Holding Corp. and Green Bullion Financial Services, LLC.
     Robert L. Howe is an independent consultant. Mr. Howe served in various capacities with the State of Iowa Insurance Division from 1964 to 2002, including Deputy Commissioner and Chief Examiner from 1985 until his retirement in 2002. He is also a member of the Boards of Directors of American Equity Investment Life Holding Company and American Equity Investment Life Insurance Company of New York. Mr. Howe is a Certified Financial Examiner and a Certified Insurance Examiner.
     Bruce G. Kelley has been President and Chief Executive Officer of the Company and of Employers Mutual since 1992 and was Treasurer of Employers Mutual from 1996 until 2000, and of the Company from 1996 until 2001. He was President and Chief Operating Officer of the Company and of Employers

Mutual from 1991 to 1992 and was Executive Vice President of both companies from 1989 to 1991. Mr. Kelley has been employed by Employers Mutual since 1985 and has been a director of that company since 1984. Mr. Kelley is also a senior executive officer of the Company’s and Employers Mutual’s subsidiary and affiliated companies.
     Raymond A. Michel is a member of the Board of Directors of Koss Construction Company, a highway and airport construction firm, and was its Chairman and Chief Executive Officer from 1972 until his retirement in 1989. He has been affiliated with that company in one capacity or another since 1955.
     Gretchen H. Tegeler is an independent business consultant. While with the American Cancer Society for Iowa and South Dakota from 2002 to 2009, she served as State Vice President, Midwest Division, and then as Corporate Relations Executive. From 1983 to 1999 she was employed by the State of Iowa, and served as Chief of Staff to former Iowa Governor Terry E. Branstad, and as Director of the Iowa Department of Management for eight years.
THE BOARD OF DIRECTORS RECOMMENDS ELECTION OF THE NOMINEES NAMED HEREIN AND A VOTE “FOR” EACH OF THE OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING.
Information about the Board of Directors and its Committees
     During the year ended December 31, 2008, the Board of Directors of the Company held four regular meetings. In 2008, each member of the Board of Directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the time he or she served as a director and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served at the time. All of the members of the 2008 Board of Directors attended the Company’s 2008 Annual Meeting, and the Company expects a majority of the members of the current Board of Directors to attend the 2009 Annual Meeting. The Board has determined that Board members Ball, Carpenter, Howe, Michel and Tegeler are independent directors, and that director nominee Crane will be an independent director, as defined by the corporate governance rules of the NASDAQ Stock Market (the “NASD”) and the guidelines and regulations of the Securities and Exchange Commission (the “SEC”).
     In evaluating the independence of Mr. Howe, the Board of Directors was informed that Mr. Howe intends to enter into a consulting agreement with one of Employers Mutual’s affiliated companies. Based on its review of this information, the Board concluded that this arrangement would not impair Mr. Howe’s independence as a director of the Company, as defined by the corporate governance rules of the NASD and the guidelines and regulations of the SEC.
     The Board of Directors of the Company has five standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Inter-Company Committee and the Nominating Committee.
     The Executive Committee members in 2008 were Margaret A. Ball, George C. Carpenter III and Bruce G. Kelley. This Committee has authority to exercise all of the authority of the Board of Directors when the Board of Directors is not in session, with the exception of certain actions which, under Iowa law and the Company’s By-laws, require action by the Board of Directors; these include amending the Company’s Articles of Incorporation, declaring dividends, adopting a plan of merger or consolidation of the Company, appointing or removing executive officers, filling officer vacancies, approving or recommending to the Company’s stockholders a voluntary dissolution or revocation of its Articles of Incorporation, or amending the Company’s By-laws. The Executive Committee met one time during the year ended December 31, 2008.
     The Audit Committee members in 2008 were David J. Fisher, Robert L. Howe and Gretchen H. Tegeler. Each member of the Audit Committee is “independent” under the standards established by the corporate governance rules of the NASD and the guidelines and regulations of the SEC. The Board of Directors has determined that Committee member Robert L. Howe qualifies and is designated as an “audit committee financial expert” as defined by the guidelines and regulations of the SEC. The functions performed by this Committee are detailed in the Audit Committee Charter, which is available on the Company’s website at www.EMCInsurance.com. Its duties are to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal control over financial reporting and audit functions. The Audit Committee met eleven times during the year ended December 31, 2008.
     The Compensation Committee members in 2008 were Margaret A. Ball, George C. Carpenter III and Raymond A. Michel. Each member of the Compensation Committee is “independent” under the standards established by the corporate governance rules of the NASD and the guidelines and regulations of the SEC. The actions taken by this Committee are set forth in the “Compensation Discussion and Analysis” section of this Proxy Statement. The charter of the Compensation Committee is available on the Company’s web site at www.EMCInsurance.com. The Compensation Committee met three times during the year ended December 31, 2008.
     The Company and Employers Mutual have each established an Inter-Company Committee. None of the three members of the Company’s Inter-Company Committee may be members of Employers Mutual’s Board of Directors, and each are required to be “independent” under the standards established by the corporate governance rules of the NASD and the guidelines and regulations of the SEC. Similarly, Employers Mutual’s Inter-Company Committee consists of three directors of Employers Mutual who are not members of the Company’s Board of Directors. The members of the Company’s Inter-Company Committee in 2008 were Margaret A. Ball, Raymond A. Michel and Gretchen H. Tegeler. Any new material agreement or transaction between Employers Mutual, and any of its direct or indirect wholly-owned subsidiaries or its affiliate, and the Company, and any of its direct or indirect wholly-owned subsidiaries, as well as any proposed material change to an existing material agreement between such entities, must receive the approval of both Inter-Company Committees. This approval is granted only if the members of the Company’s Inter-Company Committee unanimously conclude that the new agreement or transaction, or proposed material change to an existing agreement, is fair and reasonable to the Company and its stockholders, and the members of Employers Mutual’s Inter-Company Committee unanimously conclude that the new agreement or transaction, or proposed change to an existing agreement, is fair and reasonable to Employers Mutual and its policyholders. The two Inter-Company Committees may meet separately or jointly, but separate votes are always required. The Company’s Inter-Company Committee met two times during the year ended December 31, 2008.
     The Nominating Committee members in 2008 were Margaret A. Ball, David J. Fisher and Raymond A. Michel. Each of these members are “independent” under the standards established by the corporate governance rules of the NASD and the guidelines and regulations of the SEC. The Nominating Committee ensures that the Board of Directors of the Company is appropriately constituted to meet its fiduciary obligations to stockholders. To accomplish this purpose, the Nominating Committee assists the Board of Directors in assessing its membership needs, identifies individuals qualified to become members of the Board of Directors and makes recommendations regarding potential director candidates to the Board of Directors. Criteria for the nomination of a director and the process of consideration of director candidates recommended by stockholders are set forth in the Nominating Committee Charter, which is available on the Company’s web site at www.EMCInsurance.com. In considering a nominee for a position on the Company’s Board of Directors, the Nominating Committee will seek to identify individuals who, in addition to having a reputation for integrity, honesty and adherence to high ethical standards, also have demonstrated business knowledge, experience and the ability to exercise sound judgment in matters related to current and long-term objectives of the Company, and a willingness and ability to contribute positively to the decision-making process of the Company. The Nominating Committee met two times during the year ended December 31, 2008.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
     All of the senior executive officers of the Company, as well as other individuals who devote a portion of their time to performing duties for the Company and its subsidiaries, are employees of Employers Mutual. Collectively, this is a group of twelve persons, and included within that group are the Named Executive Officers (“NEOs”) of the Company whose compensation is disclosed in the Summary Compensation Table which follows. For calendar year 2008, the Company’s NEOs were Bruce G. Kelley, President and Chief Executive Officer, Mark E. Reese, Senior Vice President and Chief Financial Officer, William A. Murray, Executive Vice President and Chief Operating Officer, Ronald W. Jean, Executive Vice President for Corporate Development, and Raymond W. Davis, Senior Vice President – Investments and Treasurer.
     Because the Company has no employees of its own, it has no payroll and no employee benefit plans. During 2008, the Company’s three property and casualty insurance subsidiaries (Dakota Fire Insurance Company, EMCASCO Insurance Company and Illinois EMCASCO Insurance Company) were parties to reinsurance pooling agreements with Employers Mutual. Two subsidiaries and an affiliate of Employers Mutual were parties to similar reinsurance pooling agreements with Employers Mutual (collectively, the “Pooling Agreement”). The compensation of Employers Mutual’s employees during 2008 was shared by the Company’s property and casualty insurance subsidiaries in accordance with the terms of the Pooling Agreement. The aggregate participation of these subsidiaries in the Pooling Agreement in 2008 was 30% and this percentage represents the approximate portion of the total compensation expense of the NEOs that was allocated to the Company last year. The compensation paid to Employers Mutual’s employees who performed duties for the Company’s other two subsidiaries (EMC Reinsurance Company and EMC Underwriters, LLC) was not allocated pursuant to the Pooling Agreement, but was charged directly to those two subsidiaries.
Process Overview
     The process for establishing the compensation of Employers Mutual’s executive officers (including the Company’s NEOs) begins with the executive management team of Employers Mutual, which annually develops recommended salary ranges and proposes base salaries, cash bonus program performance factors and stock option grants for the ensuing year. These management recommendations are then submitted to the Senior Executive Compensation and Stock Option Committee of Employers Mutual’s Board of Directors (the “Employers Mutual Compensation Committee”) for its consideration, potential modification and approval. After the compensation arrangements for the executive officers have been finalized and approved by the Employers Mutual Compensation Committee, those arrangements are then submitted to the Company’s Compensation Committee for its independent evaluation, possible modification and approval.
     In recognition of the heightened scrutiny placed on executive compensation in recent years, the Employers Mutual Compensation Committee hired an outside compensation consultant, the Hay Group, Inc. (the “Hay Group”) during 2006 to review the executive officer salary ranges and incentive plans then in place. This review, which examined the three elements of the Company’s compensation program (base salary, cash bonus program and stock option plan, each as more fully described below), validated the existing compensation structure. The Employers Mutual Compensation Committee does not presently intend to use a compensation consultant on a regular basis. However, the Company’s Compensation Committee determined that it would utilize a compensation consultant on an annual basis, commencing in 2007, to help ensure that the compensation arrangements approved by the Employers Mutual Compensation Committee are reasonable and appropriate. The Company’s Compensation Committee retained the Hay Group to serve in this capacity in 2007 and 2008, and will be using the same firm in 2009.
     If the Company’s Compensation Committee does not concur with the compensation arrangements approved by the Employers Mutual Compensation Committee, its concerns are referred back to the

Employers Mutual Compensation Committee for additional study and reconsideration. Both committees are authorized to meet jointly in an attempt to resolve any continuing differences, but the Company’s Compensation Committee is required by its Charter to take action independently of the actions taken by the Employers Mutual Compensation Committee. Employers Mutual, in its role as the employer of the employees, has the ultimate decision-making authority with respect to all compensation arrangements. The Company’s only recourse in the event of a disagreement regarding those compensation arrangements is to voice that disagreement and to make the appropriate public disclosures. In 2008, the compensation recommendations approved by the Employers Mutual Compensation Committee were subsequently approved by the Company’s Compensation Committee, without modification.
     Once the base salary component of the compensation arrangement for each executive officer, including the Company’s NEOs, has been approved by both compensation committees, it is submitted to the full Board of Directors of Employers Mutual for final approval. Decisions regarding the designation of the cash bonus program performance targets and stock option awards are final upon approval by both compensation committees.
Compensation Program Objectives
     The long-standing objective of Employers Mutual’s compensation program has been to provide a level of compensation that will attract and retain highly-qualified, motivated executive officers who will enhance the ability of EMC Insurance Companies (which consists of Employers Mutual and all of its subsidiaries and an affiliate, together with the Company and all of its subsidiaries) to continue its long history of financial strength and steady growth. This goal was confirmed through the adoption of a formal Executive Compensation Policy by the Employers Mutual Compensation Committee and by the Company’s Compensation Committee in 2007. The policy makes it the goal of the executive compensation program to provide total compensation packages that will attract and retain suitable executive talent, reward executive officers for individual performance, and enhance the operating performance of EMC Insurance Companies, as measured by the consolidated statutory-basis financial statements of this group of companies. Total compensation includes base salary, short-term incentives provided through an annual cash bonus program, long-term incentives provided through stock option awards, and certain employee and retirement benefits. Base salary ranges are determined by an annual examination of industry survey results and are intended to compensate executive officers at or near the salary range midpoint. Incentives are intended to reflect the executive officers’ achievement of short- and long-term goals.
     Historically, Employers Mutual’s compensation program has provided incentive to its executive officers to enhance the market value of the Company’s Common Stock through the issuance of stock options. With the implementation of the 2007 Employers Mutual Casualty Company Stock Incentive Plan (the “2007 Plan”), opportunities for the issuance of both qualified and non-qualified incentive equity awards, as well as other types of incentive awards, are now available.
     Due to the Company’s structure (a downstream holding company of Employers Mutual with no employees of its own) and the fact that the Company’s operating results represent a relatively small portion of EMC Insurance Companies’ total operating results, the compensation of Employers Mutual’s executive officers is not, and cannot be, directly aligned with the interests of the Company’s stockholders. However, it is the opinion of management and the Company’s Compensation Committee that the compensation program utilized by Employers Mutual does provide incentives that appropriately align the performance of Employers Mutual’s executive officers with the interests of the Company’s stockholders.
The Compensation Program
     Because the business activities of Employers Mutual are conducted within the property and casualty insurance industry, it is believed that the level and components of compensation paid to its executive officers must be competitive within this industry and, more particularly, with a group of companies Employers Mutual considers to be industry peers. The companies making up this peer group are similar in size, have comparable insurance products, and are viewed by Employers Mutual as its competitors in the markets that have been targeted to be the source of its business. To accomplish this purpose, Employers Mutual obtains insurance industry salary surveys which collect and aggregate salary information from industry peer companies.
     The compensation of Employers Mutual’s executive officers is provided primarily through the use of three elements: (i) base salary, (ii) a cash bonus program and (iii) stock option awards (consisting of both standard and discretionary awards). Each of these elements is designed to achieve a particular result, as described more fully below. The combination of these elements is intended to provide an overall compensation package that promotes both individual and collective executive officer behaviors which are reasonably expected to enhance the operating performance of EMC Insurance Companies and, as a result, build stockholder value over the long term. The elements of Employers Mutual’s compensation program subject to factors directly attributable to the performance of the individual executive officers are base salary and, in most years, discretionary stock option awards. Any compensation received under the cash bonus program or through standard stock option awards is provided pursuant to the written guidelines of those plans, and does not take into account the performance of the individual executive officers. The cash bonus program is the only element of the compensation program which takes into account corporate performance in establishing compensation policies and making compensation decisions; however, the individual performance objectives of certain executive officers may be based on specific corporate performance factors.
     Base Salary. The base salary is intended to compensate the executive officers for their contributions toward the achievement of identified business objectives, demonstrated leadership skills and overall management effectiveness. Together with the benefit programs available to all Employers Mutual employees, this component of overall compensation is intended to ensure that the management team is fairly remunerated, and to provide reasonable financial security to such executives so that they can perform at their best and take prudent risks. The established salary ranges, the length of time an executive officer has served in his or her position, the relative position of an executive officer’s salary within the salary range and individual performance are the primary factors considered in determining base salary. Using this information, the chairman of Employers Mutual’s Board of Directors makes the final base salary recommendation for Mr. Kelley, and Mr. Kelley makes the final base salary recommendations for the other executive officers.
     The performance of each executive officer is measured through a performance management process which is applicable to all employees of Employers Mutual. Through this performance management process, specific performance objectives are established and communicated to each employee at the beginning of a fiscal year. At the end of the fiscal year, each individual is evaluated as to whether he or she met, exceeded or failed to achieve each performance objective. An executive officer’s base salary may also be affected by any demonstrated personal impact that the officer may have had on major issues affecting the overall performance of EMC Insurance Companies. Mr. Kelley’s performance review is conducted by the chairman of Employers Mutual’s Board of Directors, who then shares the evaluation with both the Employers Mutual Compensation Committee and the Company’s Compensation Committee.
     Cash Bonus Program. The compensation of the executive officers also includes eligibility to participate in the Employers Mutual Senior Executive Compensation Bonus Program. This cash bonus program is designed to provide short-term incentives based upon the annual operating performance of EMC Insurance Companies. Any amounts earned under this cash bonus program are based on the statutory-basis consolidated financial statements of EMC Insurance Companies and are determined by the following performance objectives:
•	the actual percentage change in net written premiums as compared to an established target;

•	the percentage change in policyholders’ surplus of the consolidated group; and

•	the combined trade ratio as compared to both a target ratio and the combined trade ratio of the property and casualty insurance industry.

     These performance objectives were selected because they are objectively measurable and universally reported by insurance companies (and, in the case of industry-wide results, calculated and reported by rating agencies such as A.M. Best Company). They also tend to be reliable indicators of successful performance. The performance objectives are not weighted in importance. However, the cash bonus program formula places the most emphasis on the combined trade ratio element, followed by the change in policyholders’ surplus and the change in net written premiums. The greater emphasis on the combined trade ratio element serves to motivate the executive management team to focus on EMC Insurance Companies’ goal of achieving an underwriting profit, which is a key measure of successful performance in the property and casualty insurance industry.
     The performance targets are aligned with corporate objectives that are established through a planning process involving all the department heads of Employers Mutual prior to the beginning of each year. If the corporate objectives are projected to generate a “return on equity” of less than 12.5%, the combined trade ratio target is reduced to a level necessary to achieve that goal.
     The performance targets do not have to be met to achieve a cash bonus award. Each performance objective contains a maximum (positive) and minimum (negative) contribution to the cash bonus calculation, with the combined result of the three performance objectives determining the amount of cash bonus earned, if any.
     The maximum cash bonus that may be earned by eligible vice presidents who have held their title for at least five years or are a member of Employers Mutual’s Policy Committee is 75% of their base salary. For senior management, this maximum cash bonus percentage has, in recent years, been subject to a multiplier of 1.1 for senior vice presidents, 1.2 for executive vice presidents and 1.3 for the president. For those vice presidents who have held their titles for less than five years and do not serve on Employers Mutual’s Policy Committee, the maximum cash bonus percentage is subject to a multiplier of 0.8. The members of both compensation committees believe that these maximum cash bonus percentages are representative of the contribution that each officer level provides to the operations of EMC Insurance Companies.
     Whether or not an executive officer earns a cash bonus is strictly a function of the objective application of actual results to the award formula established under the cash bonus program. Except for any individual’s input with respect to the information provided during the corporate planning process, there is no discretion which can be exercised by any executive officer in determining either the eligibility for, or the amount of, any award which may be earned under the cash bonus program. Additionally, as the performance targets utilized in the cash bonus program cannot be influenced or affected by the efforts of any single person, the executive officers do not have the ability to manipulate the outcome or the determination of whether or not an award is earned under the cash bonus program.
     The Employers Mutual Compensation Committee may, in its discretion, adjust the cash bonus calculation for unusual or extenuating circumstances; however, this discretion has not been exercised during the past 10 years. If cash bonuses are earned, 75% of the cash bonus is paid in late January or early February based upon the preliminary industry combined trade ratio estimate published by A.M. Best Company. The remaining 25% of the cash bonus is paid when the final industry combined trade ratio is released by A.M. Best Company, generally in March. The Employers Mutual Compensation Committee may, in its discretion, choose to pay more than 75% of the cash bonus in late January or early February if the final industry combined trade ratio will have little or no impact on the cash bonus calculation.
     There is no policy addressing the adjustment or recovery of cash bonus payments if the relevant corporate financial results upon which they are based are subsequently restated or otherwise adjusted. If this situation were to occur, both the Employers Mutual Compensation Committee and the Company’s Compensation Committee would review the relevant facts and circumstances and determine what, if any, action was warranted.
     Stock Options. The third element of compensation available to Employers Mutual’s executive officers is intended to provide for long-term incentive opportunities through the use of stock option awards. The Employers Mutual Compensation Committee believes that superior performance by the executive officers will have a significant and positive impact on the price of the Company’s Common Stock, thereby providing long-term appreciation in the value of the stock options held by the executive officers and linking the interests of the executive officers to the interests of the Company’s stockholders.
     Employers Mutual’s stock option plans provide that all stock options must be granted at prices equal to the fair market value of the Company’s Common Stock on the date of grant, with fair market value determined as the average of the high and low trading prices of the Common Stock on the date of grant. Stock options generally have a term of ten years and vest at a rate of 20% per year, commencing on the first anniversary of the option grant.
     Employers Mutual has guidelines which dictate the annual number of standard stock options that can be awarded to all classes of employees, including executive officers. These standard stock option awards are issued without regard to the performance of EMC Insurance Companies or the participating executive. For the Company’s NEOs, the annual number of standard stock options that can be awarded is as follows:

Annual Standard
Option Award
President and Chief Executive Officer	9,000
Executive Vice President	7,500
Senior Vice President	3,000
     Employers Mutual’s employees may also receive discretionary awards of stock options when conditions or activities of Employers Mutual or the participating employee(s) dictate that an additional award is warranted. These discretionary awards are totally subjective and are recommended by the chief executive officer to the Employers Mutual Compensation Committee and the Company’s Compensation Committee for approval. Either committee may also suggest and approve a discretionary award on its own initiative, subject to concurrence by the other committee. No limits have been imposed on the number of discretionary stock options that may be awarded to an executive officer. The following historical summary sets forth the total number of stock options that have been awarded (through 2008) to the NEOs since the initial awards in 1979:

	Total Standard	Total Discretionary	Total
	Options Received(1)	Options Received(1)	Options Received(1)

Bruce G. Kelley	144,877	25,000	169,877
Mark E. Reese	37,250	5,750	43,000
William A. Murray(2)	51,282	17,500	68,782
Ronald W. Jean	72,641	23,000	95,641
Raymond W. Davis	39,000	10,000	49,000

(1)	This data reflects all options received by each of the NEOs since such individual became eligible to participate in Employers Mutual’s stock option plans. Options which were received but lapsed without being exercised are not included in the amounts reported.

(2)	Mr. Murray’s total options received do not reflect the Stock Appreciation Rights (“SAR”) Agreement that was made with him in 2006.
     Neither Employers Mutual nor the Company requires its executive officers to maintain a minimum or expected level of ownership of the Company’s Common Stock.
     Other Compensation. Employers Mutual’s executive officers also receive other forms of compensation pursuant to certain plans adopted by Employers Mutual (and in some cases formally adopted by the Company’s Board of Directors as well), some of which are generally available to all employees of Employers Mutual (subject to standard eligibility requirements) and some of which are limited to executive officers.
     Certain executive officers, including all of the NEOs, receive other compensation in the form of company-paid supplemental disability insurance and reimbursement of tax and financial planning services. In addition, the chief executive officer and the executive vice presidents are eligible for country club membership allowances and the use of company-owned automobiles, with certain senior vice presidents also eligible for the use of company-owned vehicles. Neither the Employers Mutual Compensation Committee nor the Company’s Compensation Committee considers these other forms of compensation in the process of setting compensation pursuant to the three elements of compensation discussed above.
     Spousal travel expenses are not reported as compensation income to Employers Mutual’s executive officers, but are included in the Summary Compensation Table as a perquisite for disclosure purposes.
Retirement Plans
     Defined Benefit Plan. Employers Mutual sponsors a tax-qualified defined benefit retirement plan covering all eligible employees of Employers Mutual (the “Pension Plan”). Employers Mutual also sponsors a non-qualified defined benefit supplemental retirement plan (the “SRP”) covering certain members of its management and highly compensated employees, including the Company’s NEOs. Both plans contain a traditional defined benefit formula for certain eligible employees, and a cash balance formula for all other eligible employees. Generally, compensation utilized for pension formula purposes includes base salary and cash bonuses paid. Matching contributions that employees receive under Employers Mutual’s Board and Executive Non-Qualified Excess Plan (the “BENEP”), as well as amounts related to the exercise of stock options, are not included in the calculation of compensation for purposes of the pension benefit.
     For long-term employees, the traditional defined benefit formula will produce a significantly larger retirement benefit than the cash balance formula. This is especially true for executive officers when large cash bonuses are paid in their later years of employment, when base salary and credited years of service are at their highest levels. During 2007, both compensation committees requested that research be conducted by Employers Mutual’s Human Resources Department to quantify the disparity between the pension benefits available to similarly-situated employees under the two formulas. The initial information obtained through this research generated additional questions regarding wealth accumulation. As a result, research on this issue was continued into 2008.
     Traditional Formula Pension Plan. Employees employed prior to January 1, 1988 and who were age 50 or older on January 1, 2000, have their benefits determined under the Pension Plan using a traditional defined benefit formula where benefits are based on (i) a percentage of the employee’s average compensation (using the five consecutive pay years that result in the highest average), or (ii) $230,000 for 2008 (the limit set by the Internal Revenue Code of 1986, as amended (the “Code”)), whichever is lower, multiplied by a factor based on the employee’s credited years of service (maximum of 40 years). The normal form of benefit is a single life annuity with payment guaranteed for ten years. Various other types of annuities, as well as a lump sum payment, are also available. All alternative payment options are the actuarial equivalent of the normal form of benefit. Normal retirement age is 65, and early retirement can be elected by a participant who has reached age 55. The benefit paid on early retirement is a percentage of the benefit payable upon normal retirement and ranges from 52% at age 55 to 92% at age 64.
     Traditional Formula SRP. The SRP provides a benefit to an eligible employee whenever 100% of his or her pension benefit under the Pension Plan is not permitted to be paid through the plan because of limits imposed by the Code (limit on compensation that can be taken into account and limit on benefits that can be paid) and/or because of elective deferrals of covered compensation under any non-qualified deferred compensation plan. For those employees eligible under the traditional defined benefit formula in the Pension Plan, the SRP benefit is the benefit as calculated under the formula in the Pension Plan (without regard to compensation or benefit limits and including elective deferrals of covered compensation), offset by the benefit payable under the Pension Plan. The accrued benefit under the SRP is calculated as a single life annuity (with ten years certain) and is converted to an actuarially equivalent lump sum, which is then paid to the employee over a period of years, ranging from one year if the present value of the benefit is less than $50,000 to ten years if the present value of the benefit is $450,000 or greater.
     Eligible Participants. The Company’s NEOs who are participants in the traditional defined benefit formula portion of the Pension Plan and SRP are Messrs. Murray, Jean and Davis.
     Cash Balance Formula Pension Plan. Those employees who were not employed prior to January 1, 1988 or who were not at least age 50 on January 1, 2000 have their pension benefit determined under the cash balance formula in the Pension Plan. The benefit earned is expressed in the form of an account balance. Benefit credits accrue monthly at a rate between 3.25% and 13.50% of eligible monthly compensation, with the rate increasing with age. Interest credits are applied annually at the end of each year to the prior year’s balance and are based on the yield on 30-year Treasury bonds (as published by the Internal Revenue Service). The normal form of benefit is a lump sum payment, but an annuity is also available.
     Cash Balance Formula SRP. As with those employees eligible for the traditional defined benefit formula in the Pension Plan who accrue additional benefits under the SRP, the employees eligible under the cash balance formula in the Pension Plan accrue benefits under the SRP (using a similar account balance as under the Pension Plan) to the extent that either compensation or benefits are limited in the Pension Plan by the Code and/or because of elective deferrals of covered compensation under any non-qualified deferred compensation plan.
     Eligible Participants. The Company’s NEOs who are participants in the cash balance formula portion of the Pension Plan and SRP are Messrs. Kelley and Reese.
Defined Contribution Plan
     Employers Mutual sponsors a tax-qualified defined contribution plan (the “401(k) Plan”). This plan is available to all eligible employees of Employers Mutual. Under the 401(k) Plan, Employers Mutual matches 50% of the first 6% of covered compensation that an employee defers. With the exception of the highly compensated group, employee participants can make pre-tax deferrals of up to 50% of their covered compensation to this plan, subject to an annual limit under the Code – for 2008, $15,500 for those under age 50 and $20,500 for those age 50 and above.
Non-Qualified Excess Plan
     Employers Mutual also maintains the BENEP, which allows all executive officers at the level of vice president and above, and all other employees whose base salary is equal to or greater than the Code definition of a highly compensated employee (for 2008 – $105,000) to defer up to 75% of their eligible compensation under the BENEP. Employees who are eligible for the BENEP may also defer some, or all, of their cash bonus awards, if any, under this plan. Employers Mutual matches 100% of the first 5% of covered compensation deferred under the BENEP for vice presidents and above, including all of the Company’s NEOs.
Termination of Employment and Change of Control Issues
     Employment Contracts. Employers Mutual has not entered into any employment contracts with its executive officers.

     Stock Option Plans. Under Employers Mutual’s stock option plans, in the event of the termination of employment of a participant for a reason other than death, cause or disability, the participant has the right, for a period of three months from the effective date of termination, to exercise those options previously granted to the extent that they are exercisable on the date of termination. If, however, the termination of the participant is by reason of retirement, the participant has the right during such three-month period to exercise all options previously granted to the participant, whether or not exercisable on the date of termination, which have not previously been exercised, terminated, lapsed or expired.
     Upon the death of a participant, the participant’s designated beneficiary or legal representative has the right, for a period of twelve months from the date of death, to exercise the participant’s rights as to all options, whether or not exercisable on the date of death, to the extent not previously exercised, terminated, lapsed or expired.
     If a participant’s employment with Employers Mutual is terminated due to a permanent or total disability, the participant has the right, for a period of twelve months from the effective date of his or her termination, to exercise all options previously granted, whether or not exercisable on the date of termination, excluding those previously exercised, terminated, lapsed or expired. If a participant’s employment is terminated for cause, all unexercised options, whether or not exercisable on the date of termination, immediately terminate. The standard of whether a participant may be discharged for “cause” requires that there be a determination that there has been (i) a willful and continued failure to substantially perform the participant’s assigned duties, (ii) the willful engagement in conduct which is demonstrably injurious to Employers Mutual monetarily or otherwise, including any act of dishonesty, (iii) the commission of a felony, or (iv) a significant violation of any statutory or common law duty of loyalty.
     In addition to a participant’s rights upon termination of employment, in the event that there is a “change of control”, all outstanding stock options shall immediately become exercisable in full. A “change of control” will occur (i) if there has been a merger, consolidation, takeover or reorganization of Employers Mutual or the Company, unless at least 60% of the members of the Board of Directors of the entity resulting from such merger, consolidation, takeover or reorganization were members of the Board of Directors of either Employers Mutual or the Company immediately prior to the event, or (ii) upon the occurrence of any other event that is designated as being a “change of control” by a majority vote of the independent members of the Board of Directors of Employers Mutual.
     BENEP. Participants who separate from service or become disabled or die while employed by Employers Mutual receive distributions of their deferred compensation account, in accordance with the payment option selected by them when they enrolled in the plan, upon the occurrence of the qualifying distribution event. However, no distribution will be made earlier than six months after the date of separation from service with respect to a participant who is a key employee (as defined in the Code).
     If Employers Mutual terminates the plan within twelve months of a “change of control”, the deferred compensation account of each participant will become fully payable to the participant in a lump sum. A “change of control” will occur if (i) a majority of the members of the Board of Directors of Employers Mutual is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of appointment or election, or (ii) a person or group acquires 40% or more of the total gross fair market value of the assets of Employers Mutual. The plan is considered terminated only if all substantially similar arrangements are terminated, and all participants under such arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve months of the termination of such arrangements.
     The compensation committees believe these “termination of employment” and “change of control” triggers are fair and reasonable to both Employers Mutual and the Company, as well as the participating employees.

Tax Consequences
     Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation of more than $1.0 million paid to any executive officer. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Due to the fact that only 30% of the compensation paid to the Company’s executive officers is allocated to the Company through the Pooling Agreement, the tax deduction limitation imposed by Section 162(m) is not expected to have any impact on the Company for the foreseeable future.
     Employers Mutual’s stock option plans provide favorable tax treatment to the participants in the plans who receive incentive stock options. Under applicable federal tax laws, there are no federal income tax consequences either to Employers Mutual or to the participant upon the grant or the exercise of an incentive stock option, except that, upon exercise of an option, the participant may be subject to alternative minimum tax on certain items of tax preference.
     If the participant holds the shares of the Company’s Common Stock acquired upon exercise of an incentive stock option for the greater of two years after the day the option was granted or one year after the acquisition of the shares, the difference between the aggregate exercise price and the amount realized upon sale of the Common Stock will constitute long-term capital gain or loss, and the companies in the Pooling Agreement will not be entitled to a federal income tax deduction. If the shares of Common Stock are disposed of prior to the expiration of such period (a “disqualifying disposition”), the participant will recognize ordinary taxable income in an amount equal to the excess of the fair market value of the Common Stock purchased at the time of exercise (or, if less, the amount realized upon the sale of the Common Stock) over the total exercise price, and the companies in the Pooling Agreement will be entitled to a federal income tax deduction equal to such amount, subject to certain federal tax law limitations.
     Non-qualified stock options generate ordinary taxable income to the participant upon exercise of the options equal to the excess of the fair market value of the Common Stock at the time of exercise over the total option price. The companies participating in the Pooling Agreement are entitled to a federal income tax deduction equal to such amount, subject to certain limitations under the Code.
The 2008 Compensation Process – Discussion and Analysis
     As part of the decision-making process for establishing compensation to be paid in 2008, tally sheets for each of the executive officers (including the Company’s NEOs) were prepared by Employers Mutual’s Human Resources Department. Each of these tally sheets (which were also accompanied by each executive officer’s position description) set forth the dollar amount of each component of that executive officer’s total compensation in 2007, including (i) actual gross salary, (ii) the cash bonus earned, (iii) the increase in the balance of the executive officer’s pension benefit, (iv) Employers Mutual’s matching contributions to the 401(k) Plan and the BENEP on behalf of the executive officer, (v) the increase in the SRP benefit, and (vi) a break-out of the value of any perquisites received by the executive officer, including (as applicable) premiums paid for excess group life coverage, financial planning and tax preparation fee reimbursement, premiums paid for life and supplemental disability coverage, country club dues (as reported on IRS Form W-2), and use of a company-owned automobile (as reported on IRS Form W-2). A sum total was provided for each of the executive officers, together with a history of the employee’s base salary and cash bonuses earned (if any) going as far back as 1979, or to the executive officer’s date of employment, if later. The amount of life insurance coverage provided by Employers Mutual for each of the executive officers was also shown, as were the amounts of supplemental disability and long-term disability monthly benefits available to each executive officer. Separate sheets showed accumulated Pension Plan and SRP account balances for each of the executive officers as of January 1, 2007 and January 1, 2008, together with projected balances and/or monthly payments at age 65.
     The tally sheets for each of the executive officers were provided to Employers Mutual’s Compensation Committee and the tally sheets for each of the Company’s NEOs were provided to the Company’s

Compensation Committee. Both compensation committees were also provided with a listing of the compensation levels (base salary and cash bonus only) of the twenty-five most highly compensated employees in 2007, by rank. This list, which also took into account compensation paid to certain branch managers by Employers Mutual’s life insurance company affiliate that was not available to the twelve executive officers for whom tally sheets were prepared, was intended to help ensure the continued maintenance of appropriate internal pay equity considerations during the 2008 compensation process.
     In connection with their consideration of stock option awards, both of the compensation committees also received “status reports” on prior stock option grants for each of the executive officers. These reports showed (i) grants received going back, in some cases, to 1981, (ii) the exercise of such prior grants, including the gain on each exercise of a stock option and the cumulative gain for all such exercises, and (iii) the potential gain available from each vested but unused stock option grant, and the potential cumulative gain from all such outstanding options, based upon the then-current fair market value of the Company’s Common Stock. From the information provided, it was possible for the members of either compensation committee to calculate the value of all prior stock option grants which had not previously been exercised, terminated, lapsed or expired, and which would be exercisable for a three-month period in the event of the executive officer’s retirement, or for a twelve-month period in the event of such person’s permanent or total disability, or death. Similarly, such options would be exercisable, under the terms of the stock option plans, in a change-of-control situation.
     The tally sheets, together with the retirement and stock option information simultaneously presented, were intended to allow the two compensation committees to analyze both the individual elements of compensation (including the mix among the components which make up total compensation) as well as the aggregate amount of the compensation package being awarded to each executive officer. While the cash bonus portion of the 2008 compensation package could only be projected, the compensation committees’ use of a purely formulaic methodology, which contains various caps, allowed the compensation committees’ members to see what the cash bonus amounts would be under various scenarios, and to determine the maximum possible cash bonus for each executive officer.
     In establishing aggregate compensation amounts for 2008 for the executive officers, including the Company’s NEOs, Employers Mutual’s and the Company’s Compensation Committees each determined that the mix of components should remain largely unchanged from the prior year. Due to the recent implementation of the 2007 Plan, which allows additional compensation alternatives, it is possible that the compensation committees could consider some adjustments to the compensation mix in future years.
     Base Salary. The 2008 base salary ranges for Employers Mutual’s executive officers were established through a process which started with an analysis of insurance industry salary surveys published by Watson Wyatt & Company (“Watson Wyatt”), an actuarial firm, and the Property Casualty Insurers Association of America (“PCI”), an insurance industry trade association, for calendar years 2006 and 2007. In addition, an industry salary survey published by Insurance Salary Survey (“ISS”) for calendar year 2006 was also utilized. These survey sources provided salary information for various officer titles and functions that formed the basis for the development of the 2008 salary ranges for the executive officers, through comparison to companies which are similar to Employers Mutual in the type of business in which they are engaged and premium volume. While Watson Wyatt provided Employers Mutual with a list of participating companies, and then broke down its survey results by both type of business (e.g., property and casualty insurance) and premium volume, it did not identify which of the participating companies fell into the categories deemed by Employers Mutual’s management team to be most comparable to Employers Mutual’s operations. Similarly, while the PCI salary survey results utilized were based upon information provided by member companies of similar premium volume, and over 40% of PCI’s members in the relevant size categories participated in the survey, the identities of the actual participating member companies were not disclosed by PCI. The ISS survey information included 22 companies specifically identified by management to be comparable to Employers Mutual’s operations based on type of business (i.e., commercial lines property and casualty insurance), geographic location, and premium volume. The companies in the survey included Harleysville Insurance Group, Ohio Casualty, Selective Insurance Group, United Fire & Casualty Group, GuideOne Insurance Group and Federated Mutual Group.

     From these three sources, management selected a best match for each executive officer’s job description. This matching process is subjective and attempts to take into consideration the duties and responsibilities associated with each job description. Due to the unique job responsibilities associated with some of Employers Mutual’s executive officer positions, the survey data selected for these positions reflects a blend of various positions contained in the surveys. Once the executive officer job description matches were completed, the survey data was used to establish the salary ranges. Unusually high (more than 45% above Employers Mutual’s mid-point) or low (more than 35% below Employers Mutual’s mid-point) values were excluded from this calculation.
     Average salary amounts from each survey for each relevant job description were calculated, and inflation factors of 6.0% for the 2006 data and 3.0% for the 2007 data were applied to those averages to establish inflation-adjusted averages based upon each survey. Those two averages were then averaged to develop an indicated 2008 salary range mid-point. The Employers Mutual Compensation Committee follows a long-standing policy that the established mid-point of a salary range for a given year will not be less than the mid-point utilized in the prior year, and the mid-point will not be allowed to increase more than a pre-established percentage each year (8.0% for 2008). Once the salary mid-points were established, a range of compensation for each executive officer was set with the maximum being 120% of the mid-point and the minimum being 80% of the mid-point. A recommended salary increase was then determined for each executive officer by considering the length of time the person had been in his or her position, the relative position of the person’s salary within his or her salary range, and individual performance.
     At the January 30, 2008 meeting of the Employers Mutual Compensation Committee, at which all members of the Company’s Compensation Committee were present to ensure a proper understanding of the process, the members of Employers Mutual’s Compensation Committee were presented with the following: (i) indicated 2008 salary mid-points (determined without regard to the minimum and maximum adjustments to which such mid-points were subject, as compared to 2007 salary mid-points); (ii) selected 2008 salary mid-points and ranges (which did take into account such minimum and maximum permissible adjustments); and (iii) recommended salary increases for 2008 for the executive officers. At this meeting, a formal presentation concerning the process and rationale for the recommended salary increases was made by management. This presentation also included a discussion of the tally sheets of all executive officers.
     The Employers Mutual Compensation Committee reviewed and discussed the recommended salary increases, with and without management present, during its meeting on January 30, 2008. Based upon the competitive salary information provided, each executive officer’s tenure and the placement of their 2007 base salary as compared to their respective approved salary range for 2008, the achievement of their performance objectives for the year, the information contained in the tally sheets and EMC Insurance Companies’ outstanding financial results for 2007, the Employers Mutual Compensation Committee on that date approved the following base salary increases for 2008 for the Company’s NEOs: 7.9% for Mr. Kelley; 4.0% for Mr. Reese; 4.0% for Mr. Murray; 4.0% for Mr. Jean; and 4.0% for Mr. Davis.
     The base salary amounts approved by the Employers Mutual Compensation Committee were received by the members of the Company’s Compensation Committee for their review on January 30, 2008 and a formal management presentation was made to the Company’s Compensation Committee on January 31, 2008. The Company’s Compensation Committee then reviewed and discussed the base salary amounts approved by the Employers Mutual Compensation Committee, with and without management present, and subsequently approved them. The approved salary amounts were submitted to and approved by the Board of Directors of Employers Mutual on March 12, 2008, with retroactive application to January 1, 2008. To enhance future compensation decisions, the compensation committees have encouraged management to consider the use of alternate information sources, if available, in order to better identify and/or select an appropriate peer group of companies as part of the benchmarking process.
     Cash Bonus Program. At its January 30, 2008 meeting, the Employers Mutual Compensation Committee, after reviewing the cash bonus program calculations for the previous year, approved maintaining the maximum payout level for the 2008 cash bonus program at 75% of base salary for those vice presidents who have held their title for at least five years or are a member of Employers Mutual’s

Policy Committee. This action was approved by the Company’s Compensation Committee on January 31, 2008.
     The Employers Mutual Compensation Committee also approved the performance targets to be utilized in determining potential awards under the 2008 cash bonus program at its January 30, 2008 meeting. These targets, which were approved by the Company’s Compensation Committee at its January 31, 2008 meeting, were as follows:
•	Net written premium growth target – 2.0%.

•	Target combined trade ratio – 101.0%.

•	Maximum combined trade ratio – 107.0%.
     The 2% net written premium growth target for 2008 was considered a stretch goal, given the softening market conditions predicted for the year.
     In reaching their decision about the 2008 performance targets, the compensation committees reviewed a hypothetical cash bonus calculation based upon the targets and certain estimates (such as anticipated growth of policyholders’ surplus). Using such target and estimated numbers in the Cash Bonus Program formula resulted in a projected cash bonus of 44.6% of salary for vice presidents, which the compensation committees felt was in line with the cash bonuses paid by the peer group of companies participating in the Watson Wyatt and PCI insurance industry compensation surveys, as described above.
     For calendar year 2008, EMC Insurance Companies reported a decrease in net written premiums of 3%, a 19.6% decrease in policyholders’ surplus and a combined trade ratio of 109.8%. The application of these results to the 2008 cash bonus program resulted in the achievement of no cash bonus awards for calendar year 2008.
     On October 31, 2008, the Boards of Directors of Employers Mutual and the Company approved a long-term incentive compensation plan for the executive officers of Employers Mutual. This action was taken in response to a finding contained in the 2006 Hay Group study that indicated that the long-term incentive compensation program used by Employers Mutual and the Company, which had historically only utilized stock options, was not competitive with industry benchmarks.
     Employers Mutual’s Senior Executive Long Term Incentive Plan (the “LTIP”) is a long-term cash bonus program based on EMC Insurance Companies’ statutory-based financial results that incorporates the criteria and results of Employers Mutual’s short-term cash bonus program. The LTIP will utilize the results of the short-term cash bonus program for the latest three years, except that no minimums and maximums will be applied to the annual calculations. The results for the three years will be averaged and multiplied by an adjustment factor determined by Employers Mutual’s Compensation Committee. The LTIP will have an effective date of January 1, 2009, with the first bonus calculation based on the results of the short-term cash bonus program for calendar years 2007, 2008 and 2009. Only those executive officers eligible for the short-term cash bonus program during those entire three years will be eligible for any payment under the LTIP in 2010.
     Stock Options. Standard stock option grants for 2008 were approved by the Employers Mutual Compensation Committee on January 30, 2008 and the Company’s Compensation Committee on January 31, 2008. Consistent with recent practices, the stock option awards were made at least three business days after the February 28, 2008 public release of the Company’s calendar year 2007 earnings. Pursuant to the terms of the 2007 Plan, the exercise price of the stock options was equal to the fair market value of the Company’s Common Stock on the March 5, 2008 date of grant (with fair market value being equal to the average of the high and low trading prices on that date, which was $23.467). This exercise price was subsequently ratified by the full boards of directors of the Company and Employers Mutual at meetings held on March 10, 2008 and March 12, 2008, respectively. Messrs. Davis and Reese received a standard grant of 3,000 incentive stock options each.

     Messrs. Kelley and Jean were granted 27,000 and 15,000 non-qualified stock options, respectively. Up to 50% of these non-qualified stock options may be exercised as stock appreciation rights, but only in conjunction with the exercise of the non-qualified stock options.
     None of the NEOs or other executives are parties to employment agreements. Thus, they are not entitled to contractual payments or benefits upon the occurrence of specified events such as termination of employment (with or without cause) or a change of control, except pursuant to the terms of the employee benefit programs that are applicable to all eligible employees of Employers Mutual. Thus, the immediate vesting of stock options which would occur under a change of control scenario would also take place for all other employees (roughly 140 in number, or about 6% of Employers Mutual’s workforce) who have outstanding, but unvested, options. Similarly, all employees who have outstanding, but unvested, stock options would see those options vest immediately upon a termination of employment due to death, disability or retirement.
     Following the in-depth study of internal pay equity conducted by the Hay Group in 2006, the compensation committees were comfortable that the 2008 compensation amounts approved for each executive officer (including the Company’s NEOs) both (i) reflect each individual’s respective responsibilities and contributions to the financial success of EMC Insurance Companies, and (ii) provide appropriate incentives to achieve or exceed EMC Insurance Companies’ business and financial objectives.
     Based upon the compensation survey information obtained from comparable companies and described elsewhere herein, together with the input received from the Hay Group, it was ultimately decided by the Company’s Compensation Committee that the aggregate compensation amounts derived from the three compensation components approved for the Company’s NEOs and other executive officers for 2008, both at projected and maximum potential levels, as well as the mix of compensation components, were appropriate for promoting the interests of the Company’s stockholders.
Summary Compensation Table
     The amounts reported in the Summary Compensation Table reflect the total amount of compensation received by the Company’s NEOs during 2008, 2007 and 2006. The aggregate participation of the Company’s property and casualty insurance subsidiaries in the Pooling Agreement during 2008, 2007 and 2006 was 30% and this percentage represents the approximate portion of the total compensation amounts described below which were allocated to the Company during these years.

						Change In Pension
						Value and
						Non-qualified
					Non-Equity	Deferred	All
				Option	Incentive Plan	Compensation	Other
			Bonus	Awards	Compensation	Earnings	Compensation
Name and		Salary	($)	($)	($)	($)	($)	Total
Principal Position	Yr	($)	(1)	(2)	(3)	(4)	(5)(6)	($)
Bruce G. Kelley	2008	705,622	–	64,226	–	238,866	64,803	1,073,517
President & CEO	2007	653,955	–	18,339	549,467	135,444	68,790	1,425,995
	2006	611,580	–	20,740	596,291	113,118	664,647	2,006,376
Mark E. Reese	2008	214,443	154	15,475	–	67,855	20,830	318,757
Senior Vice President	2007	206,194	154	14,185	146,548	30,220	27,620	424,921
& CFO	2006	192,540	163	11,433	158,846	27,205	26,785	416,972
William A. Murray	2008	402,659	–	18,394	–	439,182	50,059	910,294
Executive Vice	2007	387,167	168	(330,382)	300,431	308,434	61,363	727,181
President & COO	2006	363,228	163	678,218	326,905	167,820	145,848	1,682,182
Ronald W. Jean	2008	395,140	168	66,544	–	412,941	43,434	918,227
Executive Vice	2007	379,936	168	13,643	294,819	398,556	55,038	1,142,160
President for	2006	356,436	163	19,556	320,792	181,571	167,355	1,045,873
Corporate Development
Raymond W. Davis	2008	274,094	168	9,557	–	518,257	26,556	828,632
Senior Vice	2007	263,551	168	10,413	187,311	176,817	35,165	673,425
President &	2006	250,764	163	10,906	206,880	162,317	31,095	662,125
Treasurer

(1)	These amounts represent holiday bonuses received by the NEOs.

(2)	These amounts represent the compensation expense recognized in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised) (SFAS 123R) for option awards held by the named executive officers. For a detailed listing of the compensation expense associated with each option grant and a discussion of the factors used to calculate the compensation amounts, see the heading entitled “Narrative Disclosures to Summary Compensation Table and Grants of Plan-Based Awards Table” in this Proxy Statement. See Note 12 of the Notes to Consolidated Financial Statements contained in the Company’s 2008 Annual Report to Stockholders for the assumptions used to estimate the fair market value of option awards.

(3)	These amounts represent the cash bonuses earned under the Employers Mutual Senior Executive Compensation Bonus Program. The 2007 and 2006 bonus amounts were paid, or deferred at the election of the named executive officer, on January 31, 2008 and February 2, 2007, respectively.

(4)	These amounts represent the aggregate increase in the actuarial present value of accumulated benefits under Employers Mutual’s qualified pension plan and non-qualified supplemental retirement plan. There were no above-market or preferential earnings on any deferred compensation amounts.

(5)	The following table identifies and quantifies each item of compensation included in the All Other Compensation column for 2008:

						Company
	Employer		Aggregate Incremental			Paid	Professional
	Contributions To		Cost Of Benefits			Supplemental	Tax
		Non-		Club		Disability	Planning
	401(k)	Qualified	Company	Membership	Spousal	Insurance	and
	Plan	Excess Plan	Auto	Fees	Travel	Premiums	Preparation	Total
Name	($) (a)	($) (a)	($) (b)	($) (b)	($) (b)	($)	($)	($)
Bruce G. Kelley	6,900	35,281	6,405	5,978	–	5,714	4,525	64,803
Mark E. Reese	6,900	10,722	–	–	–	2,783	425	20,830
William A. Murray	6,900	20,133	4,213	5,125	4,376	7,942	1,370	50,059
Ronald W. Jean	6,900	19,757	6,635	–	2,985	7,157	–	43,434
Raymond W. Davis	6,900	13,705	–	–	1,002	4,549	400	26,556

(a)	These amounts represent matching contributions made by Employers Mutual under its 401(k) plan and non-qualified excess plan.

(b)	These amounts represent the aggregate incremental cost Employers Mutual incurred to provide the listed benefits, which were calculated as follows:

Company-Owned Auto – Total business miles driven in 2008 were multiplied by the IRS reimbursable rate for personal auto usage (50.5 cents per mile for the first six months and 58.5 cents per mile for the final six months of 2008) and this amount was subtracted from the costs incurred to own and operate the company-owned auto during 2008. The depreciation amount used in this calculation was based on the actual purchase price of the auto, with an estimated useful life of four years.

Club Membership Fees – The total amount paid for country club and dinner club membership fees was reported as the aggregate incremental cost because the memberships are not used exclusively for business entertainment purposes.

Spousal Travel – These amounts reflect additional transportation costs, program fees and meal expenses incurred by Employers Mutual when the named executive officer’s spouse accompanied him on business trips.

(6)	The amounts for 2006 include payments made to three of the named executive officers in connection with the surrender of certain incentive stock options and shares of stock issued in excess of a limitation contained in Employers Mutual’s incentive stock option plan. The three named executive officers received the following amounts: Mr. Kelley received $72,072 for the surrender of excess incentive stock options granted in prior years, $313,846 for excess incentive stock option shares surrendered, $26,216 for the reimbursement of alternative minimum tax (AMT) paid and $156,104 as an income tax gross-up; Mr. Murray received $63,556 for the surrender of excess incentive stock options granted in prior years and $22,260 as an income tax “gross-up”; and Mr. Jean received $43,800 as a substitute for a 2006 incentive stock option grant he did not receive, $39,026 for the surrender of excess incentive stock options granted in prior years and $29,011 as an income tax “gross-up”.

Grants of Plan-Based Awards

						All Other Option
						Awards:
			Estimated Future Payouts Under			Number of	Exercise or
		Compensation	Non-Equity Incentive Plan Awards			Securities	Base Price		Grant Date
		Committee	Threshold	Target	Maximum	Underlying	of Option	Closing Market	Fair Value
	Grant	Approval	($)	($)	($)	Options (#)	Awards ($/Sh)	Price on Date of	of Option
Name	Date	Date	(1)	(1)	(1)	(2)	(3)	Grant ($/Sh)	Awards ($)
Bruce G. Kelley	–	–	0	465,561	687,981	–	–	–	–
	3/5/08	1/31/08	–	–	–	27,000	23.467	24.33	81,540
Mark E. Reese	–	–	0	120,892	176,915	–	–	–	–
	3/5/08	1/31/08	–	–	–	3,000	23.467	24.33	11,010
William A. Murray	–	–	0	247,634	362,393	–	–	–	–
	–	–	–	–	–	–	–	–	–
Ronald W. Jean	–	–	0	243,010	355,626	–	–	–	–
	3/5/08	1/31/08	–	–	–	15,000	23.467	24.33	20,250
Raymond W. Davis	–	–	0	154,521	226,128	–	–	–	–
	3/5/08	1/31/08	–	–	–	3,000	23.467	24.33	4,050

(1)	These amounts represent potential cash bonus awards available under Employers Mutual’s Senior Executive Compensation Bonus Program for 2008. The target amounts represent the amount of bonus that would be earned by each named executive officer if the performance targets for the two performance objectives that have targets (production increase and combined trade ratio) were reached. The third performance objective contained in the bonus plan, which measures the percentage change in statutory surplus for the year, does not have a performance target. Accordingly, the calculation of the 2008 target amount for this component of the bonus plan reflects the amount of bonus that would be generated by this objective in 2008 based on the change in surplus that occurred during 2007.

(2)	Messrs. Reese and Davis were each awarded a standard incentive stock option grant and Messrs. Kelley and Jean were each awarded a standard non-qualified stock option grant. In addition, Messrs. Kelley and Jean were awarded an additional 18,000 and 7,500 non-qualified options, respectively, to compensate for incentive stock option awards that were not granted in 2006 and 2007 to Mr. Kelley and in 2007 to Mr. Jean due to Internal Revenue Service limitations applicable to incentive stock option awards. Messrs. Kelley and Jean may exercise up to 50% of the non-qualified options as SARs in conjunction with the exercise of the non-qualified options.

(3)	Under the terms of Employers Mutual’s stock incentive plan, the exercise price for option awards is based on the average of the high and low trading prices of the Company’s Common Stock on the date of grant, rather than the closing price.
Narrative Disclosures to Summary Compensation Table and Grants of Plan-Based Awards Table
     Stock Options. Employers Mutual’s executive officers are eligible for stock option awards that are intended to provide long-term incentive opportunities. Employers Mutual’s stock option plans provide that all stock options must be granted at prices equal to the fair market value of the Company’s Common Stock on the date of grant, with fair market value determined as the average of the high and low trading prices of the Common Stock on the date of grant. Stock options generally have a term of ten years and vest at a rate of 20% per year, commencing on the first anniversary of the option award; however, all unvested option awards automatically vest upon a participant’s retirement.
     The 2008 option awards included a standard incentive stock option grant to Messrs. Reese and Davis and a standard non-qualified stock option grant to Messrs. Kelley and Jean. In addition, Messrs. Kelley and Jean were awarded an additional 18,000 and 7,500 non-qualified options, respectively, to compensate for incentive stock option awards that were not granted in 2006 and 2007 to Mr. Kelley and in 2007 to Mr. Jean due to Internal Revenue Service limitations applicable to incentive stock option awards. Messrs. Kelley and Jean may exercise up to 50% of the non-qualified options as SARs in conjunction with the exercise of the non-qualified options.
     Prior to 2008, Employers Mutual’s stock option plans only provided for the issuance of incentive stock options. Prior to the actual issuance of the 2006 incentive stock option grants authorized for Messrs. Kelley, Jean and Murray, it was determined that there had been an oversight in the record-keeping for the incentive stock option plan which precluded a substantial portion of the authorized incentive stock options from being awarded. Consequently, these three NEOs did not receive the incentive stock option grants that were initially authorized for them as part of their 2006 compensation arrangements. In addition, the three NEOs surrendered certain incentive stock options that had been granted to them in prior years in excess of a limitation contained in the incentive stock option plan.
     Upon the discovery of the inability to issue the incentive stock options as initially authorized, the Employers Mutual Compensation Committee determined that the appropriate course of action would be to provide alternative forms of compensation to these three executive officers in lieu of the 2006 incentive stock options they did not receive.
     For Mr. Jean, a cash payment was made based on the grant-date fair market value of the 2006 incentive stock options, with such value determined by the Black-Scholes-Merton option-pricing model utilized by the Company to determine the expense to be recognized in its financial statements with respect to stock option grants. The grant-date fair market value of the 2006 stock options (based on the normal five year vesting period) was $5.84 per option and Mr. Jean received a payment of $43,800 ($5.84 x 7,500) on October 19, 2006.
     Mr. Kelley elected not to receive a cash payment based on his unissued 2006 incentive stock option grant, but rather requested that the stock options be re-issued at some time in the future.
     For Mr. Murray, as background, the 2006 incentive stock option grant initially authorized was significantly larger than previous years’ grants and included a standard grant of 7,500 options and, in addition, a discretionary award of 30,000 stock options in recognition of his anticipated retirement within the next five years and the desire of the Employers Mutual Compensation Committee to have those stock options vest and become exercisable prior to his retirement. The difference in approach in authorizing the 2006 stock option grant led to a determination that an alternative compensation arrangement was appropriate for Mr. Murray. As a result, a stock appreciation rights arrangement was implemented in substitution for the stock options that were initially authorized to be granted to him as part of his 2006 compensation package. The stock appreciation rights arrangement is designed to provide Mr. Murray with the opportunity to achieve the same approximate level of incentive compensation, based on the performance of the Company’s Common Stock, which would have been possible had the 2006 incentive stock option grant actually been issued to him. The arrangement has been incorporated into a SAR Agreement that has been modeled after the terms of Employers Mutual’s stock option plans and involves the issuance of stock appreciation “units” (in lieu of stock options) that will track the performance of the Company’s Common Stock over time.
     Effective January 1, 2006, the Company adopted SFAS 123R using the modified prospective method, which requires compensation expense to be recorded for all share-based payments made to employees after the date of adoption, as well as for existing share-based payments for which the requisite service has not been rendered. The amounts reported in the Option Awards column of the

Summary Compensation Table reflect the amount of compensation expense recognized in 2008, 2007 and 2006 for:
•	Option awards granted to the NEOs under Employers Mutual’s stock option plans for 2008, 2007 and 2006,

•	The SAR Agreement entered into with Mr. Murray in 2006, and

•	Option awards vesting in 2008, 2007 and 2006 that were granted to the NEOs under Employers Mutual’s stock option plans in years 2005-2003.
     Following is a brief discussion of each compensation expense component:
     2008 – 2006 Stock Option Awards. For Employers Mutual’s stock option plans, the requisite service period is the vesting period of the option awards, which is generally five years. However, since all option awards automatically vest upon an individual’s retirement, option awards are being expensed over the lesser of five years or the number of years until each participant reaches the eligible retirement age of 55. If a participant is age 55 or greater, the entire value of the award is expensed in the year of grant. The grant-date fair market value of the 2008, 2007 and 2006 option awards was calculated by grouping participants receiving awards according to age and establishing separate assumptions for each group. This methodology results in a lower grant-date fair market value being assigned to option awards granted to participants that are at, or near, the eligible retirement age of 55. The grant-date fair market value of the 2008 option award granted to Mr. Kelley is being expensed over two years, at which time he will reach the eligible retirement age of 55. The grant-date value of the option awards granted to Mr. Jean in 2008 and Mr. Davis in 2008, 2007 and 2006 were fully expensed in the year of grant since they were eligible for retirement in the year of the grant.
     Up to 50% of the non-qualified options awarded to Messrs. Kelley and Jean in 2008 may be exercised as SARs in conjunction with the exercise of the non-qualified options. Since the number of SARs that will ultimately be exercised is not known at the time of the award, it is assumed that the entire allowable amount of SARs will be exercised. Because the SARs will be settled in cash, they are considered to be a liability-classified award under SFAS 123R. As a result, the value of the SARs must be re-measured at fair market value at each financial statement reporting date. The grant-date fair market value of the SARs issued to Messrs. Kelley and Jean was $40,770 and $10,125, respectively, and the fair market value of the SARs at December 31, 2008 was $68,040 and $38,025, respectively. Since Mr. Kelley’s option grant is being expensed over two years, $28,350 (10/24 of $68,040) of the December 31, 2008 fair market value of the SARs is reflected as compensation expense in 2008. The entire fair market value of Mr. Jean’s SARs at December 31, 2008 is reflected as compensation expense in 2008. Subsequent changes in the fair market value of the SARs will be reflected as compensation income to Messrs. Kelley and Jean until the SARs are either exercised or expire in 2018.
     SAR Agreement. On October 19, 2006, Employers Mutual entered into a SAR agreement with Mr. Murray. This SAR agreement is a substitute for an incentive stock option grant Mr. Murray was initially authorized to receive as part of his 2006 compensation arrangement, but was not issued to him due to certain limitations contained in Employers Mutual’s incentive stock option plan. Because the SAR agreement will be settled in cash, it is considered to be a liability-classified award under SFAS 123R. As a result, the value of this agreement must be re-measured at fair market value at each financial statement reporting date, subject to a minimum fair market value of $318,825 contained in the SAR agreement. The fair market value of this agreement at December 31, 2008, 2007 and 2006 was $318,825, $318,825 and $662,850, respectively. Subsequent changes in the fair market value of this agreement will be reflected as compensation income to Mr. Murray until the agreement is ultimately settled in 2016. The full value of this agreement was expensed in 2006 because Mr. Murray was eligible for retirement and is entitled to keep the award at retirement. As a result, the award does not have any subsequent service requirements. The compensation expense reported in the Summary Compensation Table related to this award was $0, ($344,025) and $662,850 in 2008, 2007 and 2006, respectively.

     2005 – 2003 Stock Option Awards. The grant-date fair market values of option awards granted in years 2005-2003 are based on the fair market value estimate and expense recognition method previously used under SFAS 123 (pro forma disclosure). Under SFAS 123, the grant-date fair market value of option awards was calculated using one set of assumptions for all participants, and all option awards were expensed over five years regardless of the participants’ ages.
Share-Based Compensation Recognized in 2008
     Compensation expense recognized in 2008 for the NEOs in connection with SARs and stock option awards is as follows:

	SARs ($)	Stock Options ($)
	2008	2008	2007	2006	2005	2004	2003	Total
Name	Grant	Grant	Grant	Grant	Grant	Grant	Grant	($)
Bruce G. Kelley	28,350	16,987	–	–	13,317	5,328	244	64,226
Mark E. Reese	–	1,835	3,666	3,504	5,484	888	98	15,475
William A. Murray	–	–	–	–	13,710	4,440	244	18,394
Ronald W. Jean	38,025	10,125	–	–	13,710	4,440	244	66,544
Raymond W. Davis	–	4,050	–	–	4,570	888	49	9,557

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
		No. of
	No. of	Securities
	Securities	Underlying
	Underlying	Unexercised
	Unexercised	Options
	Options	(#)	Option Exercise
	(#)	Unexercisable	Price	Option Expiration
Name	Exercisable	(1)	($)	Date
Bruce G. Kelley	10,000	–	9.2500	8/1/2010
	4,000	–	18.3000	2/1/2012
	5,000	–	16.8750	2/7/2013
	4,800	1,200	22.2800	2/6/2014
	7,230	7,200	19.3500	3/1/2015
	–	*27,000	23.4670	3/5/2018
Mark E. Reese	2,000	–	9.2500	8/1/2010
	1,500	–	18.3000	2/1/2012
	2,000	–	16.8750	2/7/2013
	800	200	22.2800	2/6/2014
	3,600	2,400	19.3500	3/1/2015
	1,200	1,800	24.6000	3/1/2016
	600	2,400	25.4550	3/9/2017
	–	3,000	23.4670	3/5/2018
William A. Murray	10,000	–	18.3000	2/1/2012
	3,240	–	16.8750	2/7/2013
	3,000	1,000	22.2800	2/6/2014
	4,542	6,000	19.3500	3/1/2015
	15,000	22,500	24.6000	12/31/2016
Ronald W. Jean	3,576	–	9.2500	8/1/2010
	10,000	–	18.3000	2/1/2012
	5,000	–	16.8750	2/7/2013
	3,635	1,000	22.2800	2/6/2014
	5,506	6,000	19.3500	3/1/2015
	–	*15,000	23.4670	3/5/2018
Raymond W. Davis	2,000	–	18.3000	2/1/2012
	1,000	–	16.8750	2/7/2013
	800	200	22.2800	2/6/2014
	3,000	2,000	19.3500	3/1/2015
	1,200	1,800	24.6000	3/1/2016
	600	2,400	25.4550	3/9/2017
	–	3,000	23.4670	3/5/2018

(1)	Stock options generally have a term of ten years and vest at a rate of 20% per year, commencing on the first anniversary of the option award. The 37,500 stock appreciation units granted to Mr. Murray in 2006 vest at the rate of 20% per year beginning March 9, 2007. All unvested stock options and stock appreciation units automatically vest upon retirement of the named executive officer.

*	Non-qualified stock options. Up to 50% of these options may be exercised as SARs in conjunction with the exercise of the non-qualified options.

Option Exercises

	Option Awards
	No. of Shares
	Acquired on	Value Realized on
	Exercise	Exercise
Name	(#)	($)
Bruce G. Kelley	1,195	3,743
Mark E. Reese	2,000	16,405
William A. Murray	14,113	210,408
Ronald W. Jean	6,003	118,008
Raymond W. Davis	–	–
Pension Benefits

		Number of
		Years	Present
		Credited	Value of
		Service	Accumulated
		(#)	Benefit
Name	Plan Name	(1)	($)
Bruce G. Kelley	Pension Plan	23	612,419
	Supplemental Retirement Plan	23	970,945
Mark E. Reese	Pension Plan	23	329,655
	Supplemental Retirement Plan	23	38,252
William A. Murray	Pension Plan	22	769,068
	Supplemental Retirement Plan	22	1,127,617
Ronald W. Jean	Pension Plan	29	856,489
	Supplemental Retirement Plan	29	1,216,592
Raymond W. Davis	Pension Plan	29	1,131,443
	Supplemental Retirement Plan	29	749,168

(1)	The number of years of credited service for Messrs. Kelley and Reese is not relevant in the calculation of their pension benefits because their benefits are determined under the cash balance formula in the pension and supplemental retirement plans.
     Employers Mutual sponsors a tax-qualified defined benefit plan covering all eligible employees of Employers Mutual (the “Pension Plan”). Employers Mutual also sponsors a non-qualified defined benefit SRP covering certain of its management and highly compensated employees, which group includes the Company’s NEOs. The SRP provides a benefit to eligible employees whenever 100% of their pension benefit under the Pension Plan is not permitted to be paid through the Pension Plan because of limits imposed by the Code (limit on compensation that can be taken into account and limit on benefits that can be paid) and/or because of elective deferrals of covered compensation under any non-qualified deferred compensation plan.

     Both plans contain a traditional defined benefit formula pension benefit (traditional formula) for certain eligible employees, and a cash balance formula for all other eligible employees. Employees employed prior to January 1, 1988 and who were 50 years old, or older, on January 1, 2000, have their benefits determined under the Pension Plan and SRP using the traditional formula, based on a combination of average pay and years of service. Employees who do not meet this criteria have their pension benefit determined under the cash balance formula in the Pension Plan and SRP. For long-term employees, the traditional formula will produce a significantly larger retirement benefit than the cash balance formula. This is especially true for executive officers when large cash bonuses are paid in their later years of employment, when base salary and credited years of service are at their highest levels. Messrs. Murray, Jean and Davis have their Pension Plan and SRP benefits determined using the traditional formula. Messrs. Kelley and Reese have their Pension Plan and SRP benefits determined using the cash balance formula.
     Normal retirement age for participants under the Pension Plan’s and SRP’s traditional formula is age 65. Early retirement can be elected by a participant who has reached age 55. The benefit paid on early retirement is a percentage of the benefit that would be payable upon normal retirement and ranges from 52% at age 55 to 92% at age 64. All of the NEOs under the Pension Plan’s and SRP’s traditional formula are currently eligible for early retirement at the following benefit levels: Mr. Murray at 83% of his normal retirement benefit, Mr. Jean at 67% of his normal retirement benefit, and Mr. Davis at 88% of his normal retirement benefit. There are no early or normal retirement ages for participants under the cash balance formula in the Pension Plan and SRP. Upon completion of three years of service or upon the attainment of age 55, a participant’s retirement benefit becomes vested and the participant is entitled to receive the current value of their retirement account upon termination of employment for any reason, including retirement.
     The normal form of benefit under the Pension Plan’s traditional formula is a single life annuity with payment guaranteed for ten years. Various other types of annuities, as well as a lump sum payment, are also available. The accrued benefit under the SRP’s traditional formula is calculated as a single life annuity (with ten years certain) and is converted to an actuarially equivalent lump sum, which is then paid to the employee over a period of one to ten years, depending on the amount of the benefit. The normal form of benefit under the Pension Plan’s and SRP’s cash balance formula is a lump sum payment, but an annuity is also available. All alternative payment options are the actuarial equivalent of the normal form of benefit.
     Generally, compensation utilized for pension formula purposes includes base salary and cash bonuses paid.
     The actuarial valuation method used to determine the present value of accumulated retirement benefits is the unit cost method, which is the same method used to calculate the Company’s accumulated benefit obligation under SFAS 87. Inherent in the actuarial valuation of retirement benefits are several key assumptions, including the discount rate and the expected long-term rate of return on plan assets. For a discussion of the key assumptions utilized by the Company to value retirement benefits, see the heading entitled “Critical Accounting Policies” contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s 2008 Annual Report to Stockholders.

Non-Qualified Deferred Compensation Table

		Registrant
	Executive	Contributions	Aggregate	Aggregate	Aggregate
	Contributions in	in Last FY	Earnings	Withdrawals/	Balance at
	Last FY	($)	in Last FY	Distributions	Last FY
Name	($)	(1)	($)	($)	($)
Bruce G. Kelley	35,281	35,281	(240,014)	–	435,727
Mark E. Reese	32,166	10,722	(100,098)	(29,476)	223,173
William A. Murray	40,266	20,133	(213,620)	–	680,418
Ronald W. Jean	19,757	19,757	(151,609)	–	280,010
Raymond W. Davis	13,705	13,705	(188,302)	–	519,975

(1)	These amounts are included as compensation income in the Summary Compensation Table under the “All Other Compensation” column.
Non-Qualified Deferred Compensation
     Employers Mutual also maintains the BENEP, which allows all executive officers at the level of vice president and above, and all other employees whose base salary is equal to or greater than the Code definition of a highly compensated employee (for 2008 – $105,000) to defer up to 75% of their eligible compensation under the BENEP. Employees who are eligible for the BENEP may also defer some, or all, of their cash bonus awards, if any, under this plan. Employers Mutual matches 100% of the first 5% of covered compensation deferred under the BENEP for vice presidents and above, including all of the Company’s NEOs.
     Effective November 1, 1985, Employers Mutual established the Deferred Bonus Compensation Plan (the “DEFINC Plan”), which allowed executive officers to defer some or all of their cash bonus awards. Effective July 1, 2001, that plan was frozen and Employers Mutual established the Option It! Deferred Bonus Compensation Plan (the “Option It! Plan”). Participants in the DEFINC Plan could either leave the assets in that frozen plan or transfer the assets into the Option It! Plan. The DEFINC Plan continues to operate pursuant to the terms in existence on July 1, 2001. Participants in that plan are credited with interest compounded annually based on the effective yield of the ten-year U.S. Treasury note at the time of deferral. Mr. Murray has deferred compensation in the DEFINC Plan, at interest rates ranging from 4.12% to 5.98%.
     The Option It! Plan continued to allow executive officers to defer some or all of their cash bonus awards until January 1, 2005, when that plan was amended to comply with the requirements of Section 409A of the Code. Due to changes in the applicable law, it became necessary to freeze the Option It! Plan, thus prohibiting any new contributions to that plan. The changes in the applicable law also limited the investment options of the participants in such plans; so, on June 30, 2007, the Option It! Plan was terminated. Employers Mutual created a new deferred compensation plan effective July 1, 2007, known as the Board and Executive Non-qualified Excess Plan II (the “BENEP II Plan”). Participants in the Option It! Plan were permitted to take cash settlements from the Option It! Plan or roll the deferred compensation into the new BENEP II Plan. The BENEP II Plan is frozen to new deposits, but allows participants greater investment options compared to the Option It! Plan. Messrs. Murray and Reese have deferred compensation in the BENEP II Plan.

COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed the disclosures contained in the Compensation Discussion and Analysis and discussed such disclosures with management of the Company. Based on its review and discussions with management, the Compensation Committee has recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Proxy Statement and in the Annual Report on Form 10-K to be filed by the Company with the Securities and Exchange Commission.
     The undersigned members of the Compensation Committee have submitted this report.
Compensation Committee
George C. Carpenter III, Chair
David J. Fisher
Raymond A. Michel
Compensation Committee Interlocks and Insider Participation
     The non-employee directors who currently serve as members of the Compensation Committee are identified above. Margaret A. Ball was a member of the Compensation Committee during 2008. Ms. Ball was a former employee of Employers Mutual and a former officer of the Company and the Company’s subsidiaries, but she was determined to be independent under the corporate governance rules of the NASD and the guidelines and regulations of the SEC. No other member is a former or current officer or employee of the Company or any of the Company’s subsidiaries. To the Company’s knowledge, there were no other relationships involving members of the Compensation Committee requiring disclosure in this section of the Proxy Statement pursuant to applicable SEC regulations. No executive officer of the Company has served on the board of directors or compensation committee of any company that has, or has had, one or more of its executive officers serving as a director of the Company.
DIRECTOR COMPENSATION TABLE

		All Other
	Fees Earned or	Compensation
	Paid in Cash	($)	Total
Name	($)	(1)	($)
Margaret A. Ball	45,000	–	45,000
George C. Carpenter III	40,000	–	40,000
David J. Fisher	55,000	–	55,000
Robert L. Howe	45,500	9,993	55,493
Raymond A. Michel	42,000	6,205	48,205
Gretchen H. Tegeler	48,500	3,328	51,828

(1)	Non-employee directors of the Company are eligible to participate in Employers Mutual’s Non-Employee Director Stock Option Plan. Under this plan, directors are granted an option each year to purchase the Company’s Common Stock in an amount up to 100% of their annual retainer, at an option price equal to 75% of the fair market value of the Common Stock on the option exercise date. The amounts reported for Mr. Howe, Mr. Michel and Ms. Tegeler reflect the discount they received on the purchase of 1,518 shares, 1,000 shares and 528 shares, respectively, of the Company’s Common Stock under this plan.

     In 2008, each member of the Company’s Board of Directors who was not an officer or employee of the Company was paid $1,500, plus expenses, for each board meeting, committee meeting or day of continuing education attended, plus a $20,000 annual retainer. In addition, the chair of the Audit Committee was paid an $8,000 annual fee, the chair of the Board of Directors was paid a $4,000 annual fee, and the chairs of all other board committees were paid a $4,000 annual fee. Non-employee directors are eligible to defer some or all of their board or committee fees into the BENEP.
AUDIT COMMITTEE REPORT
     As reported earlier, the Audit Committee of the Board of Directors is composed of three members. All members of the Audit Committee are independent under the corporate governance rules of the NASD and the guidelines and regulations of the SEC. The Audit Committee’s responsibilities are described in a written charter, which may be viewed on the Company’s website at www.EMCInsurance.com.
     Management is responsible for the internal controls and financial reporting processes of the Company. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report to the Company’s stockholders and Board of Directors on the results of this audit. The independent registered public accounting firm is also responsible for performing an independent audit of the effectiveness of the Company’s internal control over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board and issuing a report to the Company’s stockholders and Board of Directors on the results of this audit. The Audit Committee’s responsibility is to monitor and oversee these processes.
     At each of its eleven meetings during calendar year 2008, the Audit Committee met and held discussions with management. Four of these meetings included sessions at which management was not present. Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm, attended and was included in the discussions at ten of the Audit Committee meetings. The one meeting at which Ernst & Young was not present was a special Audit Committee meeting. The Audit Committee discussed with Ernst & Young the results of its audit of the consolidated financial statements and its assessment of the effectiveness of the Company’s internal control over financial reporting.
     During 2008, management documented, tested and evaluated the Company’s internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act of 2002. The Audit Committee was kept apprised of the Company’s progress by management and Ernst & Young at each regularly scheduled Audit Committee meeting. Management provided the Audit Committee with a report of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed management’s and Ernst & Young’s evaluation of the effectiveness of Company’s internal control over financial reporting to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. The Audit Committee also reviewed and discussed the consolidated financial statements with management and Ernst & Young. In addition, the Audit Committee discussed with Ernst & Young matters related to the financial reporting process required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance) issued by the American Institute of Certified Public Accountants.
     Ernst & Young provided to the Audit Committee the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board (Communication with Audit Committees Concerning Independence), and the Audit Committee reviewed with Ernst & Young that firm’s independence. The Audit Committee determined that the non-audit services provided by Ernst & Young during calendar year 2008 are compatible with maintaining its independence.
     Based on the Audit Committee’s discussions with management and Ernst & Young, the Audit Committee’s review of the representations of management and the reports of Ernst & Young, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K to be filed with the SEC for the year ended December 31, 2008. The Audit Committee also has recommended that the stockholders ratify the Audit Committee’s selection of Ernst & Young as the Company’s independent registered public accounting firm for calendar year 2009.
Audit Committee
David J. Fisher, Chair
Robert L. Howe
Gretchen H. Tegeler
SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
     The following information is furnished as to the Common Stock of the Company owned beneficially as of March 24, 2009, by each of the Company’s directors, director nominees and NEOs individually, and the directors and executive officers of the Company as a group. The information concerning beneficial ownership has been furnished by the persons listed below or was determined by the Company from reports filed by such persons with the Securities and Exchange Commission regarding such ownership.

	Amount and Nature
	of Beneficial		Percent
Name	Ownership (1)		of Class
Margaret A. Ball	2,005		*
George C. Carpenter III	5,490		*
Stephen A. Crane	1,000		*
Raymond W. Davis	26,042	(2)	*
David J. Fisher	2,614	(3)	*
Robert L. Howe	1,518		*
Ronald W. Jean	52,352	(4)	*
Bruce G. Kelley	162,386	(5)	1.2%
Raymond A. Michel	6,450		*
William A. Murray	55,744	(6)	*
Mark E. Reese	19,906	(7)	*
Gretchen H. Tegeler	528		*

All Directors and Executive Officers as a Group (21 persons, including those listed above)	493,014	(8)	3.7%

*	Less than one percent

(1)	All named holders of the Common Stock listed in this table have sole voting and investment power with respect to the shares held, except as stated otherwise below.

(2)	Raymond W. Davis directly owns 14,442 shares of Common Stock and has presently exercisable options to purchase 11,600 shares, which shares are included in the table.

(3)	David J. Fisher directly owns 349 shares of Common Stock and 2,265 shares indirectly. The 2,265 shares indirectly owned are owned by his spouse, which shares are included in the table.

(4)	Ronald W. Jean directly owns 17,635 shares of Common Stock and has presently exercisable options to purchase 34,717 shares, which shares are included in the table.

(5)	Bruce G. Kelley owns 94,829 shares of Common Stock directly and 26,327 shares indirectly. Of the 26,327 shares indirectly owned, 1,500 are owned by his spouse and 24,827 are owned by his children. In addition, he owns presently exercisable options to purchase 41,230 shares, which shares are included in the table.

(6)	William A. Murray indirectly owns 16,162 shares of Common Stock which are owned by his spouse. In addition, he owns presently exercisable options to purchase 24,782 shares, which shares are included in the table.

(7)	Mark E. Reese directly owns 5,006 shares of Common Stock and has presently exercisable options to purchase 14,900 shares, which shares are included in the table.

(8)	Included in the total number of shares of Common Stock of the Company owned by all directors and executive officers are shares owned beneficially by Richard W. Hoffmann, which include shares owned directly and indirectly; presently exercisable options to purchase shares; and beneficial ownership of his spouse’s presently exercisable options to purchase shares. Mr. Hoffmann’s spouse is an officer, but not an executive officer, of Employers Mutual.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The following table sets forth certain information regarding those entities known to the Company to own beneficially more than five (5) percent of the Company’s Common Stock:

		Amount and Nature
Title of	Name and Address	of Beneficial		Percent
Class	of Beneficial Owner	Ownership		of Class
Common	Employers Mutual Casualty Company	7,847,852	(1)	59.3%
	717 Mulberry Street Des Moines, Iowa 50309
Common	Dimensional Fund Advisors LP	1,212,973	(2)	9.13%
	1299 Ocean Avenue Santa Monica, California 90401
Common	Royce & Associates, LLC	775,700	(3)	5.84%
	1414 Avenue of the Americas New York, NY 10019

(1)	On March 24, 2009, Employers Mutual owned 59.3% of the outstanding Common Stock of the Company. Employers Mutual intends to retain ownership of a majority of the Company’s Common Stock in the foreseeable future. This majority stock ownership will give Employers Mutual the right to determine whether or not all of the proposals presented at the Annual Meeting are carried and will enable it to control the election of the Board of Directors of the Company. The Company’s operations are integrated with the operations of Employers Mutual and are largely dependent upon a continuing relationship with Employers Mutual. The Company does not anticipate any disruptions in this relationship.

(2)	The information shown is based upon a Schedule 13G, dated February 9, 2009, filed with the SEC by Dimensional Fund Advisors LP, a registered investment advisor. Dimensional Fund Advisors LP reported sole voting power and sole disposition power with respect to all of the shares.

(3)	The information shown is based upon a Schedule 13G, dated January 23, 2009, filed with the SEC by Royce & Associates, LLC, a registered investment advisor. Royce & Associates, LLC reported sole voting power and sole disposition power with respect to all of the shares.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS
     The operations of the Company are highly integrated with those of Employers Mutual through participation in a property and casualty insurance pooling agreement (the “Pooling Agreement”) and a reinsurance retrocessional quota share agreement (the “Quota Share Agreement”). In addition, the Company is completely dependent upon Employers Mutual’s employees, facilities and information technology systems to conduct its business. As a result of these operational relationships, there are numerous transactions between the Company and Employers Mutual that occurred on an ongoing basis in the ordinary course of business during 2008 and that will continue to occur on an ongoing basis in the ordinary course of business during 2009.
     During 2008, the Company’s three property and casualty insurance subsidiaries, along with Employers Mutual and its two property and casualty insurance subsidiaries and an affiliate, were parties to the Pooling Agreement under which the property and casualty insurance business written by the participating companies is pooled. Under the terms of the Pooling Agreement, each participant cedes to Employers Mutual all of its property and casualty insurance business, with the exception of any voluntary reinsurance business assumed from non-affiliated insurance companies, and assumes from Employers Mutual an amount equal to its designated participation percentage in the pool. All premiums, losses, settlement expenses and other underwriting and administrative expenses, excluding the voluntary reinsurance business assumed by Employers Mutual from non-affiliated insurance companies, are pooled and then prorated among the parties to the Pooling Agreement on the basis of their respective participation percentages. The Company’s three property and casualty insurance subsidiaries together shared an aggregate 30% participation interest in the pool in 2008, and will maintain an aggregate 30% participation interest in the pool in 2009. The remaining 70% participation interest is allocated to Employers Mutual and its subsidiaries and affiliate. Employers Mutual negotiates reinsurance agreements that provide protection to the pool and each of its participants, including protection against losses arising from catastrophic events. Operations of the pool give rise to inter-company balances between the Company and Employers Mutual, which are settled within 45 days of the end of each quarter. The investment and income tax activities of the pool participants are not subject to the Pooling Agreement.
     The purpose of the Pooling Agreement is to spread the risk of an exposure insured by any of the participants among all the companies participating in the pool. The Pooling Agreement produces a more uniform and stable underwriting result from year to year for all companies in the pool than might be experienced on an individual basis. In addition, each company benefits from the capacity of the entire pool, rather than being limited to the policy exposures of a size commensurate with its own assets, and from the wide range of policy forms, lines of insurance written, rate filings and commission plans offered by each of the companies.
     During 2008, the Company’s property and casualty insurance subsidiaries ceded direct premiums earned of $216,190,918, direct losses and settlement expenses incurred of $167,303,334, direct underwriting expenses incurred of $37,323,897 and direct policyholder dividends incurred of $4,731,362 to Employers Mutual pursuant to the terms of the Pooling Agreement. The property and casualty insurance subsidiaries assumed from Employers Mutual their aggregate 30% participation interest in the pool, which included premiums earned totaling $315,598,049, losses and settlement expenses incurred totaling $232,538,251, underwriting expenses incurred totaling $104,054,320 and policyholder dividends totaling $5,822,521. The Pooling Agreement remains in effect during 2009 and will continue to function in accordance with the terms described above, although the specific amounts to be ceded by the Company’s property and casualty insurance subsidiaries to Employers Mutual and to be assumed by the subsidiaries from Employers Mutual will not be determined prior to year-end 2009. Additional information concerning the Pooling Agreement is contained in the Annual Report on Form 10-K filed by the Company with the SEC on March 13, 2009 (the “2008 Form 10-K”).
     One of the Company’s insurance subsidiaries, Dakota Fire Insurance Company, leases office space from EMC National Life Company, an affiliate of Employers Mutual. This lease expense, which amounted to $253,942 in 2008, is included as an expense under the Pooling Agreement.

     The Company’s reinsurance subsidiary and Employers Mutual are parties to the Quota Share Agreement, under which the reinsurance subsidiary assumes a 100% quota share portion of Employers Mutual’s assumed reinsurance business, exclusive of certain reinsurance contracts. This includes all premiums and related losses and settlement expenses of the assumed business, subject to a maximum loss of $2 million per event. Employers Mutual retains 10.5% of the gross assumed written premiums subject to cession to the reinsurance subsidiary as compensation for the $2 million cap on losses assumed per event. During 2008, the reinsurance subsidiary assumed from Employers Mutual premiums earned totaling $73,719,749 and losses and settlement expenses incurred totaling $61,727,042. Total premiums retained by Employers Mutual in 2008 as compensation for the $2 million cap protection amounted to $8,636,718. It is customary in the reinsurance business for the assuming company to compensate the ceding company for the acquisition expenses incurred in the generation of the business. The reinsurance subsidiary reimbursed Employers Mutual for acquisition expenses incurred of $15,813,946 with respect to business assumed in 2008. Employers Mutual retained losses and settlement expenses exceeding the $2 million cap on losses assumed per event totaling $11,195,887 in 2008. The reinsurance subsidiary also assumes all foreign currency exchange gains/losses associated with contracts incepting on January 1, 2006 and thereafter that are subject to the Quota Share Agreement. The net foreign currency exchange gain assumed by the reinsurance subsidiary in 2008 was $256,606. Operations of the Quota Share Agreement give rise to inter-company balances between the Company and Employers Mutual, which are settled within 45 days of the end of each quarter. The investment and income tax activities of the reinsurance subsidiary are not subject to the Quota Share Agreement. The Quota Share Agreement remains in effect during 2009 and will continue to function in accordance with the terms described above, except for the fact that Germany-based reinsurance business will be assumed directly by the Company’s reinsurance subsidiary in 2009, as further discussed below. The specific amounts to be assumed by the reinsurance subsidiary during 2009 will not be determined prior to year-end 2009. Additional information concerning the Quota Share Agreement is contained in the 2008 Form 10-K.
     Beginning in 2009, regulatory changes in Germany will result in Employers Mutual no longer being an approved reinsurer in Germany. To retain the Germany business, the Company’s reinsurance subsidiary will begin assuming this business directly (outside the Quota Share Agreement), effective January 1, 2009. Since this business will be written outside the Quota Share Agreement, it will not be subject to the $2 million cap on losses per event. Management has determined that this business has a low risk of generating losses above $2 million per event and has therefore elected to not purchase stand-alone reinsurance coverage for these risks. The Inter-Company Committee reviewed and approved this change in the business subject to the Quota Share Agreement on September 24, 2008.
     Employers Mutual utilizes its employees, facilities and information technology systems to provide various services to all of its subsidiaries and affiliates, including the Company and its subsidiaries. These services include data processing, claims, financial, legal, actuarial, auditing, marketing and underwriting. Employers Mutual allocates a portion of the cost of these services to its subsidiaries that do not participate in the Pooling Agreement based upon a number of criteria, including usage of the services and the number of transactions. The remaining costs are allocated to the pool and each pool participant shares in the total costs in accordance with its participation percentage as established under the terms of the Pooling Agreement. Costs allocated to the Company by Employers Mutual for services provided to the Company and its subsidiaries that do not participate in the Pooling Agreement amounted to $2,643,930 in 2008. The allocation of costs to the Company and its subsidiaries that do not participate in the Pooling Agreement will continue in 2009, although the specific amounts will not be determined prior to year-end.
     The Company’s investment expenses are based on actual expenses directly incurred by the Company and its subsidiaries plus an allocation of other investment expenses incurred by Employers Mutual, with the allocation being based on a weighted average of total invested assets and number of investment transactions executed during the year. Investment expenses allocated to the Company by Employers Mutual amounted to $1,464,337 in 2008. Investment expenses will continue to be allocated to the Company by Employers Mutual in 2009, although the specific amount will not be determined prior to year-end.

     Three of the Company’s insurance subsidiaries have issued an aggregate of $25 million of surplus notes to Employers Mutual, with such notes bearing a fixed interest rate of 3.09% per annum until February 1, 2008, at which time the interest rate was changed to 3.60% after approval of the Inter-Company Committees of the Company and Employers Mutual, and insurance regulatory authorities. No principal payments were made on the surplus notes during 2008. Interest in the amount of $772,500 (for calendar year 2007) was paid by the subsidiaries to Employers Mutual in 2008 and interest in the amount of $889,375 (for calendar year 2008) was accrued at December 31, 2008 to be paid in 2009 upon receipt of approval of such payment by insurance regulatory authorities. The surplus notes do not have a stated maturity date and interest will continue to accrue on the surplus notes during 2009.
     The Company operates an excess and surplus lines insurance agency through a subsidiary. This subsidiary received $460,934 of commission income from Employers Mutual during 2008 as compensation for its duties as managing underwriter for excess and surplus lines insurance for several of the insurance companies participating in the Pooling Agreement. This subsidiary, which does not participate in the Pooling Agreement, also received an allocation of operating expenses from Employers Mutual as noted above. The payment of premiums from Employers Mutual to the subsidiary, and an allocation of operating expenses to the subsidiary, will continue in 2009, although the specific amounts will not be determined prior to year-end.
     As a result of the numerous transactions between the Company and Employers Mutual that occur on an ongoing basis, the Company has established procedures whereby independent directors of the Company review and approve and/or ratify these transactions, as well as other transactions qualifying as a “related persons transaction” as defined under SEC rules. The procedures for the review of “related persons transactions” are as follows:
•	Any new “material contract”, proposed material change to an existing “material contract” or transaction resulting from a “material contract” involving the Company or its subsidiaries and Employers Mutual or its subsidiaries or affiliate is subject to review and approval by the Inter-Company Committee in accordance with procedures set forth in the committee charter. The Inter-Company Committee is composed of three directors of the Company who have been determined by the Board of Directors to qualify as “independent” directors under the corporate governance rules of the NASD and the guidelines and regulations of the SEC applicable to the Company. Under the Inter-Company Committee’s charter, these contracts or transactions must be approved by the unanimous consent of the committee members based on a finding that the transaction is “fair and reasonable” to the Company and its stockholders. Material contracts subject to review and approval by the Inter-Company Committee include the Pooling Agreement and the Quota Share Agreement, both of which have previously been reviewed and approved by the Inter-Company Committee. A “material contract” subject to review by the Inter-Company Committee is deemed to include, in addition to the Pooling Agreement and the Quota Share Agreement, any contract or transaction involving the Company or its subsidiaries and Employers Mutual or its subsidiaries or affiliate that is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K on the basis that it constitutes a material contract under SEC rules.

•	Any other new contract, proposed change to an existing contract or transaction resulting from a contract involving the Company or its subsidiaries and Employers Mutual or its subsidiaries or affiliate that involves a dollar amount in excess of $120,000, but which does not arise to the level of a “material contract”, is subject to review and approval by the Audit Committee in accordance with the terms of its charter. The Audit Committee is comprised of three directors of the Company who have been determined by the Board of Directors to qualify as “independent’ directors under the corporate governance rules of the NASD and the guidelines and regulations of the SEC applicable to the Company. The charter of the Audit Committee does not designate any particular standard to be applied by the committee members in approving these contracts or transactions.

•	Any new contract or transaction, or an amendment thereto, involving a dollar amount in excess of $120,000 and otherwise meeting the definition of a “related person transaction” as defined by SEC rules, and not involving Employers Mutual or its subsidiaries or affiliate, is subject to review and approval by the Audit Committee in accordance with the terms of its charter. The charter does not designate any particular standard to be applied by the committee members in approving these contracts or transactions.
     Each of the transactions described above was reviewed and approved or ratified by the Inter-Company Committee or the Audit Committee, as applicable. As noted above, most of the related person transactions described above involving the Company or its subsidiaries and Employers Mutual or its subsidiaries or affiliate are ongoing in nature and will continue throughout 2009 in the ordinary course of business. These transactions will be presented to the Inter-Company Committee or the Audit Committee, as applicable, in accordance with the procedures described above, for review and approval and/or ratification at such time as the amounts involved in the transactions have been determined.
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Ernst & Young LLP audited the financial statements of the Company for the year ended December 31, 2008, and audited the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008. The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009 and the stockholders are asked to ratify that selection. During 2008, in connection with its audit function, Ernst & Young LLP provided services to the Company which included the audit of the annual consolidated financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting, assistance with requirements of the Securities and Exchange Commission under the Securities Exchange Act of 1934 and advisory services regarding various financial and accounting matters.
     A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
     We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Although this ratification is not required by current laws, rules and regulations, or the Company’s By-Laws, the Audit Committee Charter or otherwise, the Board of Directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THIS APPOINTMENT. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF DIRECTION TO THE COMPANY.
Independent Registered Public Accounting Firm’s Fees
     The following table sets forth the independent registered public accounting firm’s fees for professional audit services rendered by Ernst & Young for the audit of the Company’s annual financial statements for the years ended December 31, 2008 and 2007, the audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008 and 2007, and fees billed for other services rendered by Ernst & Young during 2008 and 2007.

	2008	2007
Audit Fees (1)	$450,520	$439,900
Audit Related Fees (2)	13,500	15,510
Tax Fees (3)	17,660	17,207
All Other Fees (4)	2,600	–

Total Fees	$484,280	$472,617

(1)	Audit Fees consist of fees for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q, the audit of the effectiveness of the Company’s internal control over financial reporting and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Audit Related Fees consist primarily of services related to the audit of Employers Mutual’s employee benefit plans.

(3)	Tax Fees consist of fees for tax advisory and compliance services for the Company and for Employers Mutual’s employee benefit plans.

(4)	All Other Fees consist of fees for all other services other than those reported above.
     The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed with regard to each particular service and its related fees. In addition, the Audit Committee may pre-approve any services not anticipated or services whose costs exceed the previously pre-approved amounts. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve any services not anticipated or services whose costs exceed previously pre-approved amounts, provided all pre-approval decisions made by the Chairman are reported to the Audit Committee at its next meeting.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     The Company’s executive officers, directors and 10% stockholders are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the SEC and NASD. Copies of these reports must also be furnished to the Company.
     Based solely on a review of copies of reports furnished to the Company, or written representations that no reports were required, the Company believes that during 2008 its executive officers, directors and 10% stockholders complied with all filing requirements, except Messrs. Kelley and Jean, who filed their reports with regard to the award of non-qualified stock options approximately 20 days after the proper filing deadline.
OTHER MATTERS
     The Board, in addition to the Company’s Code of Corporate Conduct, has adopted a Code of Ethics applicable to the Company’s senior financial officers, including the Company’s Chief Executive Officer, Chief Financial Officer, Treasurer, and principal accounting officer or controller, and persons performing similar functions. The Company’s Code of Ethics for senior financial officers is available on the Company’s website at www.EMCInsurance.com.

     The Board of Directors knows of no matters other than those described above that may come before the Annual Meeting. As to other matters, if any, that properly may come before the Annual Meeting, the Board of Directors intends that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.
STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING
AND STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
     Stockholder proposals for inclusion in the Company’s Proxy Statement for the 2010 Annual Meeting of Stockholders must be received by the Company no later than December 15, 2009. The person submitting the proposal must have been a record or beneficial owner of the Company’s Common Stock for at least one year, the securities so held must have a market value of at least $2,000 and the securities must be held on the date of the meeting. Any such proposal will be included in the Proxy Statement for the 2010 Annual Meeting if the rules of the Securities and Exchange Commission are satisfied with respect to the timing and form of such proposal, and if the content of such stockholder proposal is determined by the Company to be appropriate under the rules promulgated by the Securities and Exchange Commission.
     The Board has implemented a process whereby stockholders may send communications directly to the Board’s attention. Any stockholder wanting to communicate with the Board, or one or more specific members thereof, should send his or her written communication to the Office of the General Counsel, EMC Insurance Group Inc., P.O. Box 712, Des Moines, Iowa 50306. The General Counsel of the Company has been instructed by the Board to screen such communications for validation and then promptly forward all such communications to the specified addressee thereof.
April 3, 2009

BY ORDER OF THE BOARD OF DIRECTORS
RICHARD W. HOFFMANN, Secretary

YOUR VOTE IS IMPORTANT Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope. Proxy for Annual Meeting of Stockholders on May 19, 2009 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Bruce G. Kelley and George C. Carpenter III, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated, all the shares of stock of EMC Insurance Group Inc. held of record by the undersigned on March 24, 2009 at the Annual Meeting of Stockholders to be held on May 19, 2009 or at any adjournment thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. PLEASE SIGN, MARK, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. (Continued and to be signed on the reverse side.) 14475

ANNUAL MEETING OF STOCKHOLDERS OF May 19, 2009 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Annual Report are available at http://www.emcins.com/ir/annual_reports.htm Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20730000000000000000 5 051909 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 2. To ratify the appointment of Ernst & Young LLP as the Company’s 1. ELECTION OF DIRECTORS: independent registered public accounting firm for the current fiscal year. NOMINEES: 3. To transact such other business as may properly come before the meeting or any adjournment FOR ALL NOMINEES Margaret A. Ball thereof. George C. Carpenter III WITHHOLD AUTHORITY Stephen A. Crane FOR ALL NOMINEES Robert L. Howe Bruce G. Kelley FOR ALL EXCEPT Raymond A. Michel (See instructions below) Gretchen H. Tegeler INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: Please note that withholding authority to vote for any individual is a vote against that individual. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.